Exhibit 2.1

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

AMONG

CONTINENTAL GENERAL CORPORATION

GREAT AMERICAN FINANCIAL RESOURCES, INC.,

AS SELLERS,

AND

HC2 HOLDINGS, INC.,

AS BUYER

Originally Dated as of April 13, 2015

Amended and Restated as of December 24, 2015

TABLE OF CONTENTS

Section 1.	Definitions	1

Section 2.	Purchase and Sale of Transaction Shares; Asset Transfers; Pre-Closing Deliverables; Reserve Release Payments	16

(a)	Purchase and Sale	16
(b)	Transferred Assets	17
(c)	Purchase Price	17
(d)	Pre-Closing Deliverables	18
(e)	Purchase Price Adjustment; Payments on the Settlement Date	19
(f)	Closing	21
(g)	Deliveries at Closing	22
(h)	Capital Contribution to Targets	22
(i)	Reserve Release Payments	22
(j)	Withholding	23
(k)	25% Cash	24

Section 3.	Representations and Warranties Concerning Transaction	24

(a)	Sellers’ Representations and Warranties	24
(b)	Buyer’s Representations and Warranties	26

Section 4.	Representations and Warranties Concerning the Business	28

(a)	Organization, Qualification, and Corporate Power	28
(b)	Capitalization	29
(c)	Non-contravention	30
(d)	Brokers’ Fees	30
(e)	Title to or Right to Use Business Assets	30
(f)	Sufficiency of Business Assets	31
(g)	Statutory Statements	31
(h)	Actuarial Report; Reserves; Risk-Based Capital	32
(i)	Internal Controls	32
(j)	Events Subsequent to Most Recent Fiscal Year End	33
(k)	Undisclosed Liabilities	35
(l)	Legal Compliance	35
(m)	Tax Matters	36
(n)	Real Property	40
(o)	Intellectual Property	42
(p)	Tangible Assets	43
(q)	Contracts	43
(r)	Books and Records; Notes and Accounts Receivable	46
(s)	Powers of Attorney	46
(t)	Insurance	46
(u)	Litigation	46

i

(v)	Insurance Contracts	47
(w)	Reinsurance Agreements	48
(x)	Producers	48
(y)	Guaranty Fund Assessments	49
(z)	Permits	49
(aa)	Rating Agencies	50
(bb)	Financial and Market-Conduct Examinations	50
(cc)	Portfolio Investments	50
(dd)	Employees	50
(ee)	Employee Benefits	51
(ff)	Guaranties	54
(gg)	Environmental, Health, and Safety Matters	54
(hh)	Business Continuity; Software	55
(ii)	Certain Business Relationships	56
(jj)	Data Privacy and Security	56
(kk)	LifePro License Agreement	56

Section 5.	Pre-Closing Covenants	57

(a)	General	57
(b)	Notices and Consents	57
(c)	Separation and Transition Matters	59
(d)	Operation of Business	60
(e)	Preservation of Business	60
(f)	Full Access	60
(g)	Notice of Developments	60
(h)	Exclusivity	61
(i)	Maintenance of Leased Real Property	61
(j)	Leases	62
(k)	Tax Matters	62
(l)	Confidentiality	62
(m)	Books and Records	62
(n)	Pre-Closing Confidentiality Agreements	62
(o)	Intercompany Obligations; Intercompany Agreements; Multiparty Contracts; Shared Contracts	62
(p)	Ancillary Agreements	64
(q)	Investment Assets	64
(r)	Bank Accounts	64
(s)	License Agreements	64

Section 6.	Post-Closing Covenants	64

(a)	General	64
(b)	Access to Information	64
(c)	Transition	65
(d)	Intellectual Property License	65
(e)	Confidentiality	65

(f)	Removal of “Great American” Identifiers	66
(g)	Business Employees	66
(h)	Discontinuation of Use of Transferred Assets	69
(i)	Non-Solicitation	69
(j)	Non-Competition	69
(k)	Additional Obligations Regarding Transferred Assets and Shared Contracts	70
(l)	Insurance Matters	71
(m)	Misdirected Payments	72
(n)	Release	72
(o)	Data Security	73

Section 7.	Conditions to Obligation to Close	73

(a)	Conditions to Buyer’s Obligation	73
(b)	Conditions to Sellers’ Obligation	76

Section 8.	Remedies for Breaches of This Agreement	77

(a)	Survival of Representations and Warranties and Covenants	78
(b)	Indemnification Provisions for Buyer’s Benefit	78
(c)	Indemnification Provisions for Sellers’ Benefit	79
(d)	Matters Involving Third Parties	80
(e)	Determination of Adverse Consequences	81
(f)	No Punitive Damages	82
(g)	Duty to Mitigate	82
(h)	Exclusive Remedy	82

Section 9.	Tax Matters	83

(a)	Tax Indemnification	83
(b)	Straddle Period	83
(c)	Responsibility for Filing Tax Returns	84
(d)	Refunds and Tax Benefits	84
(e)	Cooperation on Tax Matters	85
(f)	Contest Provisions	85
(g)	Tax-Sharing Agreements	86
(h)	Transfer Taxes	86
(i)	Section 338(h)(10) Election	87
(j)	Product Tax Claims	87

Section 10.	Termination	89

(a)	Termination of Agreement	89
(b)	Effect of Termination	90

Section 11.	Miscellaneous	90

(a)	Nature of Sellers’ Obligations	90
(b)	Press Releases and Public Announcements	90
(c)	No Third-Party Beneficiaries	90
(d)	Entire Agreement	90
(e)	Succession and Assignment	91
(f)	Counterparts	91
(g)	Headings	92
(h)	Notices	92
(i)	Governing Law	93
(j)	Specific Performance	93
(k)	Arbitration; Consent to Jurisdiction	93
(l)	Amendments and Waivers	95
(m)	Severability	95
(n)	Expenses	95
(o)	Construction	96
(p)	Incorporation of Exhibits, Annexes, and Schedules	96
(q)	WAIVER OF JURY TRIAL	96

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this “Agreement”) is entered into as of December 24, 2015, by and among HC2 Holdings, Inc., a Delaware corporation (“Buyer”), Continental General Corporation, a Nebraska corporation (“CGC”), and Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”) (each of GAFRI, and CGC, a “Seller” and collectively, “Sellers”). Buyer and Sellers are referred to herein individually as a “Party” and collectively herein as the “Parties.”

RECITALS:

WHEREAS, GAFRI owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “UTAIC Shares”) of United Teacher Associates Insurance Company, a Texas life insurance company (“UTAIC”);

WHEREAS, CGC owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “CGIC Shares”, and together with the UTAIC Shares, the “Transaction Shares”) of Continental General Insurance Company, an Ohio life insurance company (“CGIC”, and together with UTAIC, the “Targets”);

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, Sellers desire to sell, and Buyer desires to purchase, the Transaction Shares;

WHEREAS, each of CGC, CGIC, and UTAIC is a direct or indirect Subsidiary of GAFRI;

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of April 13, 2015 (the “Original Agreement”), providing among other things for the purchase by Buyer of the Transaction Shares from Sellers; and

WHEREAS, the Parties wish to amend and restate the Original Agreement in its entirety to read as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree that the Original Agreement is hereby amended and restated, and shall be superseded and replaced in its entirety, by this Agreement, and further agree as follows.

Section 1.               Definitions.

 “Acquisition Proposal” has the meaning set forth in Section 5(h).

“Action” means any civil, criminal or other claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding by or before any Governmental Authority or arbitral body.

“Actuarial Reports” has the meaning set forth in Section 4(h)(i).

“Additional Reserves” means the aggregate, incremental statutory reserves held by the Targets as a result of premium deficiency testing and cash flow testing, as shown in Exhibit 6, Row 3, Column 1 in each Target’s Statutory Statements as of the applicable date or, if the relevant location of such amount changes in such Annual Statements, in the location or locations that supersedes the prior location. As of December 31, 2014, the Additional Reserves equal $ 75,312,811.

“Administrative Services Agreement” means that certain administrative services agreement to be entered into by CGIC, UTAIC, and Great American Life Insurance Company at or prior to the Closing, substantially in the form attached hereto and incorporated herein as Exhibit A.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts actually paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, in no event shall Adverse Consequences include punitive damages except to the extent payable to a third party; provided, further, that any Adverse Consequences based upon loss of income shall be calculated by reference to demonstrably foreseeable damages (including reasonably expected income) rather than by reference to a multiple of income.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. For the avoidance of doubt, unless otherwise specified herein, each of the Targets shall be deemed an “Affiliate” of Sellers (and not Buyer) prior to the Closing and shall be deemed an “Affiliate” of Buyer (and not Sellers) from and after the Closing; it being understood that none of Sellers shall be deemed to be an Affiliate of Buyer.

“Affiliate Benefit Plan” has the meaning set forth in Section 4(ee)(i).

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“After-Acquired Business” has the meaning set forth in Section 6(j)(ii)(B).

“Aggregate After-Acquired Revenues” has the meaning set forth in Section 6(j)(ii)(B).

“Agreed Accounting Principles” means SAP applied consistently with its application in connection with the Statutory Statements, subject to the agreed procedures, methodologies and exceptions set forth in Annex I attached hereto, as the same may be modified in accordance with Section 2(d)(iii).

“Agreement” has the meaning set forth in the preface above.

“Amendment and Restatement Date” means December 24, 2015.

“Ancillary Agreements” means, collectively, the Administrative Services Agreement, the Transition Services Agreement, the Employee Lease Agreement and the Austin Lease Assignment.

“Applicable Rate” means, as of any date of determination, the United States Prime Rate as listed in the Eastern print edition of the Wall Street Journal on such date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Arbitrator” has the meaning set forth in Section 11(k)(iii).

“Assigned Contracts” means all Contracts between Sellers or their Affiliates (other than the Targets), on the one hand, and a third party not affiliated with Sellers or any of their Affiliates, on the other hand, that relate exclusively or primarily to the Business or the Transferred Assets, including the Contracts set forth in Section 1(a) of the Sellers Disclosure Schedule.

“Austin Lease” means that certain Lease between SV-ONA Lakeline Office Limited Partnership and GAFRI, dated as of December 13, 2012.

“Austin Lease Assignment” means the Assignment and Assumption Agreement to be entered into by GAFRI and one or both of the Targets (as designated by Buyer) at or prior to the Closing, in a form agreed upon by Sellers and Buyer, pursuant to which GAFRI will assign to the applicable Target(s) all of its right, title and interest in and to the Austin Lease for no consideration other than such Target’s or Targets’ agreement to assume the obligations of GAFRI with respect thereto.

“Award” has the meaning set forth in Section 11(k)(iv).

“Base Purchase Price” has the meaning set forth in Section 2(c).

“Books and Records” means originals and copies of all books, ledgers, files, reports, customer lists, policy information, contracts, Permits, administrative and pricing manuals, corporate records, claims records, sales records, underwriting records, financial records, compliance records (prepared for or filed with any Governmental Authority), plans and operating records (in whatever form maintained), copies of Tax Returns, Tax records, employee records relating to the Business and all other documents and information related to the Business or the other business, operations or conduct of the Targets, each in the possession or control of Sellers or their Affiliates (including the Targets) or their respective Representatives, whether or not stored in hardcopy form or on electronic, magnetic, optical or other media.

“Burdensome Condition” has the meaning set forth in Section 5(b)(v).

“Business” means the business and operations of the Targets as conducted as of the date hereof and at any time between the date hereof and the Closing, excluding the Cigna Reinsured Business.

“Business Assets” has the meaning set forth in Section 4(e).

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in Cincinnati, Ohio or New York, New York, are required or authorized by Law or executive order to be closed.

“Business Employee” means each Person who is an employee or independent contractor of a Target or any of its Affiliates whose duties relate primarily to the Business, including any such Person who is absent from employment or service due to illness, vacation, military service or other authorized absence.

“Business Intellectual Property” shall mean the Intellectual Property included in the Business Assets that is used or held for use in the Business as currently conducted.

“Buyer” has the meaning set forth in the preface above.

“Buyer Disclosure Schedule” has the meaning set forth in Section 3(b).

“Buyer Employment Requirements” has the meaning set forth in Section 6(g)(i).

“Buyer Indemnitees” has the meaning set forth in Section 8(b)(i).

“Buyer Notes” means Buyer’s 11.000% Senior Secured Notes due 2019, issued pursuant to the Indenture.

“Buyer Releasor” has the meaning set forth in Section 6(m)(ii).

“Capital and Surplus” means, as of any date of determination, an amount equal to (a) the aggregate capital and surplus of the Targets (as would be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet in each Target’s Statutory Statements as of such date or, if the line number is changed in such annual Statutory Statements, on the line that supersedes line 38 and reflects capital and surplus as of such date), plus (b) the aggregate asset valuation reserves of the Targets (as would be reflected in line 24.01, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet in each Target’s Statutory Statements) as of such date; provided that Capital and Surplus shall exclude any deferred tax assets and deferred tax liabilities of the Targets (as would be reflected in line 18.2, column 3 in the “Assets” section of the balance sheet, and lines 15.2, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet, in each Target’s Statutory Statements) as of such date, in each case, determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the calculation of Capital and Surplus at Closing will include the cash payment, to the extent actually paid by Sellers on or prior to the Closing Date under the tax sharing agreement of the consolidated group of which the Sellers are members, to the applicable Targets in respect of the remaining Code §807(f) adjustment reported as an item of deduction in the Sellers’ tax return that includes the Closing Date.

“Capital Stock” means capital stock of or other type of equity interest in a Person.

“Cash Purchase Price” means any cash paid in respect of the Estimated Purchase Price pursuant to clauses (i), (ii) or (iii) of Section 2(c).

“CGC” has the meaning set forth in the recitals above.

“CGIC” has the meaning set forth in the recitals above.

“CGIC Shares” has the meaning set forth in the recitals above.

“Chancery Rules” has the meaning set forth in Section 11(k)(i).

“Cigna Purchase Agreement” means that certain Purchase Agreement, dated as of May 10, 2012, by and among Cigna Health and Life Insurance Company, GAFRI, Ceres Group, Inc., CGIC, Loyal American Holding Corporation, UTAIC, and Ceres Sales, LLC.

“Cigna Reinsurance Agreement” means that certain Coinsurance Agreement, dated August 31, 2012, by and among Great American Life Insurance Company, CGIC and UTA, as ceding companies, and Loyal American Life Insurance Company, as reinsurer.

“Cigna Reinsured Business” means the “Covered Contracts”, as such term is defined in the Cigna Reinsurance Agreement (without giving effect to any amendments or modifications to the Cigna Reinsurance Agreement following the original execution and delivery thereof).

“Closing” has the meaning set forth in Section 2(f).

“Closing Date” has the meaning set forth in Section 2(f).

“CMA” has the meaning set forth in Section 8(c)(ii).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing After-Acquired Revenues” has the meaning set forth in Section 6(j)(ii)(B).

“Competing Business” has the meaning set forth in Section 6(j)(i).

“Confidential Information” means any information (including the Books and Records) concerning the Business and/or the business and affairs of the Targets that is not already generally available to the public.

“Confidentiality Agreement” has the meaning set forth in Section 5(l).

“Consultation Period” has the meaning set forth in Section 2(e)(iii).

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Data Input Inaccuracies” means inaccuracies or omissions arising from (i) the inputting of factual data utilized in the calculation of Reserves or listing of the Investment Assets, including data (and omission of data) relating to the inventory of Investment Assets or Insurance Contracts in force, the terms of such Insurance Contracts, the relevant information related to the insureds of such Insurance Contracts and transactions related thereto, (ii) the coding, compilation or aggregation of such factual data in connection with such inputting or (iii) the design, methodology, implementation or performance of information technology used by the Company or their third-party providers in the calculation of Reserves, excluding, in the case of the foregoing clauses (i) and (iii), any such inaccuracies or omissions resulting from reasonable judgments made by an actuary or other financial or investment professional as to the scope or accuracy of such factual data inputs (or omissions of such factual data inputs) or the design, methodology, implementation or performance of such information technology.

“Data Laws” means any Laws applicable to data privacy, data security, and/or the collection and use of personal information, including the Federal Trade Commission’s Fair Information Principles and the Health Insurance Portability and Accountability Act of 1996 (and the Privacy Rule and the Security Rule adopted thereunder), as well as industry standards applicable to the Targets.

“Delaware Court” has the meaning set forth in Section 11(k)(ix).

“Delaware Court of Chancery” has the meaning set forth in Section 11(k)(i).

“Dispute” has the meaning set forth in Section 11(k)(i).

“EAS Software License Agreement” means that certain EAS Software License Agreement, dated as of October 31, 2003, by and between SunGard Insurance Systems Inc., as licensor, and Great American Financial Resources, Inc., as licensee, as amended or supplemented prior to the date hereof.

 “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other compensation or employee benefit plan, program, agreement or arrangement of any kind.

“Employee Lease Agreement” means the employee lease agreement in the form attached hereto and incorporated herein as Exhibit B.

“Employee Leasing Period” means the period following the Closing Date during which a Business Employee remains employed by a Seller or an Affiliate of Seller and is leased to Buyer or an Affiliate of Buyer pursuant to the Employee Lease Agreement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Commencement Date” has the meaning set forth in Section 6(g)(i).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law as of the Closing Date, all judicial and administrative orders and determinations, and all common laws concerning public health and safety, worker health and safety, pollution, or protection of natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“Equity Consideration” has the meaning set forth in Section 2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is, or at any relevant time has been, treated as a single employer with any Target for purposes of Code §414 or ERISA § 4001(b)(1).

“Estimated Capital and Surplus” has the meaning set forth in Section 2(d)(i)(B).

“Estimated Purchase Price” has the meaning set forth in Section 2(c).

“Estimated Settlement Statement” has the meaning set forth in Section 2(d)(i)(B).

“Excess Amount” has the meaning set forth in Section 2(e)(vi).

“Excluded Business” means, collectively, (a) the Cigna Reinsured Business and (b) all other Insurance Contracts other than (i) the Long-Term Care Insurance Contracts, (ii) the Specified Life and Annuity Insurance Contracts and (iii) Insurance Contracts reinsured or assumed by a Target pursuant to a Reinsurance Agreement set forth in Section 4(w)(i)(A) of the Sellers Disclosure Schedule.

“Excluded Business Employees” means those Persons listed on Exhibit C attached hereto and incorporated herein and those Persons who are independent contractors.

“Excluded Escheatment Matters” means (i) any failure of any of the Targets to comply with applicable escheatment, abandoned or unclaimed property or similar Laws, or Laws relating to retained asset accounts on or prior to the Closing Date, and (ii) any audit, examination or investigation by or on behalf of any Governmental Authority or third party (whenever performed) relating to the Targets’ compliance with such Laws on or prior to the Closing Date, including the matters set forth in Section 4(l)(2) of the Sellers Disclosure Schedule.

“Excluded Liabilities” means any liability or obligation, whether direct or indirect, known or unknown, absolute or contingent, and whether such liability or obligation exists prior to, on or, except in the case of clauses (b) and (d) of this definition, after the Closing Date (a) relating to current or former employees of Sellers, the Targets or any of their Affiliates, other than Business Employees, (b) relating to Business Employees, (c) under or relating to any Affiliate Benefit Plans or any other Employee Benefit Plans maintained by Sellers or any of their Affiliates, other than the Target Benefit Plans, (d) under or relating to any Target Benefit Plans, or (e) relating to, arising from, or caused by (i) the Excluded Specified Matters, (ii) the Excluded Escheatment Matters, (iii) the Excluded Business, or (iv) the Targets’ obligations or liabilities under the Cigna Purchase Agreement or the transactions contemplated thereby.

“Excluded Specified Matters” means the matters set forth in Section 1(b) of the Sellers Disclosure Schedule.

“Existing LifePRO Agreement” means that certain Software License Agreement dated April 23, 2014 between Great American Financial Resources, Inc. and Professional Data Management Again, Inc., as amended or supplemented prior to the date hereof.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Capital and Surplus” has the meaning set forth in Section 2(e)(iv).

“Final Settlement Statement” has the meaning set forth in Section 2(e)(iv).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GAFRI” has the meaning set forth in the preface above.

“GALIC” has the meaning set forth in Section 9(j).

“Governmental Approval” has the meaning set forth in Section 3(b)(ii).

“Governmental Authority” means any federal, state, local, county, municipal or other governmental, quasi-governmental, legislative, judicial or administrative body, agency, department, board, commission, instrumentality, court, tribunal or authority (including regulatory authority) of the United States or any foreign nation or any self-regulatory authority having jurisdiction over a Person or the assets or business of a Person.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Authority.

“Great American Names and Marks” means the name “GREAT AMERICAN” or any cognates thereof, or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto or employing the same (including all registrations and applications relating thereto).

“Hazardous Substance” means (a) any petroleum or petroleum products, asbestos, urea formaldehyde insulation or polychlorinated biphenyls and (b) any pollutant, contaminant, waste, material or substance defined in, regulated under or for which liability or standards of care are imposed by any applicable Environmental, Health, and Safety Requirement.

“HSI” means Hyland Software, Inc.

“Improvements” has the meaning set forth in Section 4(n)(iv).

“Income Tax” means any federal, state, local, or non-U.S. Tax imposed upon or in respect of income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other similar statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Event” has the meaning set forth in Section 8(e).

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Indenture” means that certain Indenture, dated as of November 20, 2014, by and among Buyer, the guarantors party thereto and U.S. Bank National Association, as trustee, as may be supplemented or amended from time to time in accordance with the terms thereof.

“Independent Expert” has the meaning set forth in Section 2(e)(iv).

“Insurance Contract” has the meaning set forth in Section 4(h)(i).

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority responsible for administering the insurance laws of such jurisdiction and regulating insurance companies domiciled or doing business in such jurisdiction.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, the “Names”), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information that is not already generally known to the public (including ideas, research and development, know-how, formulas, algorithms, compositions, manufacturing and production processes and techniques, business methods, technical data, designs, drawings, specifications, agent, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code and executable code), data, databases, and related documentation, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Agreement” has the meaning set forth in Section 4(ii)(i).

“Intercompany Obligations” has the meaning set forth in Section 4(ii)(ii).

“Investment Assets” means any investment assets (whether or not required by SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) by any Target, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Knowledge” means the actual knowledge of those individuals listed in Section 1(c) of the Sellers Disclosure Schedule in addition to the knowledge that such individual or individuals could be expected to obtain after reasonable inquiry of such individual’s or individuals’ direct reports. For purposes of the foregoing, the phrase “reasonable inquiry” shall be deemed to exclude:

(a)           any requirement to retain or engage third party consultants, and

(b)           any requirements to review materials not in the possession or control of Sellers or their Representatives.

“Law” means any foreign, United States federal, state or local laws, statutes, rules, codes, ordinances, treaties, conventions, common law and any rules, regulations, standards, judgments, orders, writs, injunctions, rulings, degrees, arbitration awards, agency requirements, licenses or permits enacted, adopted, issued or promulgated by any Governmental Authority.

“Lease Consents” has the meaning set forth in Section 7(a)(xi).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Targets.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Targets holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of any of the Targets thereunder.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, hypothecation, security interest or claim of any kind.

“LifePRO License Agreement” means the sold affiliate license agreement, in form and substance substantially similar to Exhibit D attached hereto, or other such form of license agreement reasonably satisfactory to Buyer evidencing the grant by PDMA to the Targets of a license permitting each Target to use the LifePRO Software in accordance with Section 5(s), dated as of a date no later than the Closing Date, between PDMA, as licensor, and one or more of the Targets, as licensees.

“LifePRO Software” has the meaning set forth in Section 5(s).

“Long-Term Care Insurance Contract” has the meaning set forth in Section 4(v)(iv).

“Master OnBase Agreement” means that certain Master Software License, Services and Support Agreement, dated as of November 10, 2005, by and between HSI, as licensor, and AFG, as licensee, as amended or supplemented prior to the date hereof.

“Material Adverse Effect” means any effect, event, development, condition or change that, individually or in the aggregate with other effects, events, developments, conditions or changes, either (a) is or could reasonably be expected to be materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Targets, taken as a whole, or the Business; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, event, development, or effect (whether short-term or long-term) to the extent arising from (A) general business or economic conditions, (B) national or international political conditions or social unrest, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (C) financial, banking, or securities markets (including any disruption thereof and any decline in any market index), (D) changes in GAAP or SAP, (E) the announcement of the transactions contemplated by this Agreement, (F) changes in Law, or (G) the identity of Buyer, except, in the case of (A), (B), (C), (D), (E) and (F), such changes, events, developments and effects that disproportionately impact the Targets or the Business, or (ii) any failure to meet, or change in, a forecast (whether internal or published) of revenue, earnings or cash flow for any period, but not the facts and circumstances underlying such failure or change, or (b) impairs or could reasonably be expected to impair the ability of any Party to consummate timely the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder or thereunder.

“Material Contract” has the meaning set forth in Section 4(q).

“Maximum Ordinary Dividend” has the meaning set forth in Section 2(i)(i).

“Most Recent Balance Sheet” means the balance sheet contained in the annual Statutory Statements prepared as of December 31, 2014.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Multiparty Contract” means any Contract to which (i) any of the Targets, (ii) Sellers or any of their Affiliates (other than the Targets) and (iii) a third party are each a party thereto or by which their respective properties or assets are subject or bound.

“Non-Compete Period” has the meaning set forth in Section 6(j)(i).

“Notice of Disagreement” has the meaning set forth in Section 2(e)(ii).

“OnBase License Agreement” means the license agreement, containing terms and conditions substantially similar to the terms and conditions of the Master OnBase Agreement, evidencing the grant by HSI to the Targets of a license permitting each Target to use the OnBase Software in accordance with Section 5(p), dated as of a date no later than the Closing Date, between HSI, as licensor, and one or more of the Targets, as licensees.

“OnBase Software” has the meaning set forth in Section 5(s).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business consistent with such Person’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Original Agreement” has the meaning set forth in the recitals above.

“Outside Date” has the meaning set forth in Section 10(a)(iii).

“Owned Business Intellectual Property” means Business Intellectual Property that is either (a) owned by a Target, or (b) owned by a Seller or one of its Affiliates and included in the Transferred Assets.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Targets.

“Party” and “Parties” have the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDMA” means Professional Data Management Again, Inc.

“Permits” has the meaning set forth in Section 4(z)(i).

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) liens related to deposits required by the Insurance Regulator of any applicable jurisdiction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“PII” has the meaning set forth in Section 6(o).

“Plan” has the meaning set forth in Section 4(ee)(viii).

“Pre-Closing Confidentiality Agreement” means those agreements, if any, by and between any Seller or any of its Affiliates (including the Targets), on the one hand, and Persons expressing an interest in acquiring an ownership interest (whether by merger, sale or purchase of capital stock, sale or purchase of assets, reinsurance or otherwise) in the capital stock or assets of the Targets, on the other hand, with respect to the confidentiality of information about the Targets or the Business.

“Pre-Closing Tax Period” has the meaning set forth in Section 9(a).

“Preliminary Allocation Schedule” has the meaning set forth in Section 9(i)(ii).

“Producers” has the meaning set forth in Section 4(x)(i).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Proposed Final Capital and Surplus” means the Capital and Surplus as of the Closing Date determined in accordance with the Agreed Accounting Principles, after adjustment to reflect (w) the Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(i) and (x) all other transactions contemplated hereby and by the Ancillary Agreements to occur on or prior to the Closing Date but not (y) the impact of the joint §338(h)(10) election on the Targets’ Tax Returns for the period beginning after the Closing Date or (z) any change in Capital and Surplus resulting from any sales of securities contemplated by Section 5(d)(i).

“Proposed Final Settlement Statement” has the meaning set forth in Section 2(e)(i).

“Purchase Price” has the meaning set forth in Section 2(c).

“Real Property Laws” has the meaning set forth in Section 4(n)(v).

“Registered Intellectual Property” has the meaning set forth in Section 4(o)(ii).

“Reinsurance Agreements” has the meaning set forth in Section 4(w)(i).

“Representatives” as to any Person, means such Person’s Affiliates and their respective directors, officers, employees, representatives (including financial advisors, attorneys, accountants and auditors) and agents.

“Reserve Release Payment” has the meaning set forth in Section 2(i)(i).

“Reserve Release Target” means the sum of $13,000,000.

“Reserves” has the meaning set forth in Section 4(h)(ii).

“Review Period” has the meaning set forth in Section 2(e)(ii).

“SAP” means, with respect to an insurance company, the statutory accounting practices and procedures prescribed or permitted by the Insurance Regulator in the state in which the insurance company is domiciled (other than accounting practices that are permitted for use by a particular insurance company but that are not generally permitted for use by other similarly situated insurance companies), consistently applied by such insurance company.

“Section 338 Taxes” means any Taxes that would not have been imposed but for the elections under Code §338(h)(10), or any elections under state, local or other Tax Law that are required to be made or deemed to have been made as a result of any such Code §338(h)(10) elections. Such Taxes include only those imposed on the Targets for their Tax periods ending on the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8(c)(i).

“Seller Licensed IP Rights” means, other than Names, any and all Intellectual Property owned by Sellers or any of their Affiliates (other than the Targets) that was used in the conduct of the Business in the twelve (12) months prior to the Closing.

“Seller Releasee” has the meaning set forth in Section 6(m)(ii).

“Seller Releasor” has the meaning set forth in Section 6(m)(i).

“Sellers” has the meaning set forth in the preface above.

“Sellers Disclosure Schedule” has the meaning set forth in Section 3(a).

“Settlement Date” has the meaning set forth in Section 2(e)(vi).

“Shared Contract” means, other than the Multiparty Contracts, any Contracts to which any Seller or any of its Affiliates (other than the Targets) is a party and pursuant to which a non-affiliated third party provides services or benefits in respect of the Business and other services or benefits not in respect of the Business.

“Shortfall Amount” has the meaning set forth in Section 2(e)(vi).

“Specified Life and Annuity Contract” has the meaning set forth in Section 4(v)(iv).

“Statutory Statements” has the meaning specified in Section 4(g)(i).

“Straddle Period” has the meaning set forth in Section 9(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“SunGard” means SunGard Insurance Systems Inc.

“SunGard License Agreement” means the license agreement, containing terms and conditions substantially similar to the terms and conditions of the EAS Software License Agreement, evidencing the grant by SunGard to the Targets of a license permitting each Target to use the SunGard Software in accordance with Section 5(s), dated as of a date no later than the Closing Date, between SunGard, as licensor, and one or more of the Targets, as licensees.

“SunGard Software” has the meaning set forth in Section 5(s).

“Surviving Intercompany Agreements” has the meaning set forth in Section 5(o)(ii).

“Systems” has the meaning set forth in Section 4(hh)(i).

“Target” and “Targets” have the meaning set forth in the recitals above.

“Target Benefit Plan” has the meaning set forth in Section 4(ee)(i).

“Target Capital and Surplus” means $72,976,288.

“Target Dividend Amount” has the meaning set forth in Section 2(i)(i).

“Target Releasee” has the meaning set forth in Section 6(m)(i).

“Tax” or “Taxes” means (a) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, escheat payments, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i).

“30-Day VWAP” means, as of any date, the volume-weighted average price of the common stock of Buyer from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on the last trading day immediately preceding such date, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page HCHC <Equity> VWAP.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Shares” has the meaning set forth in the recitals above.

“Transfer” has the meaning set forth in Section 2(b)(i).

“Transferred Assets” has the meaning set forth in Section 2(b)(i).

“Transferred Employees” has the meaning set forth in Section 6(g)(ii).

“Transition Services Agreement” means that certain transition services agreement to be entered into by Buyer, Sellers and Targets at or prior to the Closing, substantially in the form attached hereto and incorporated herein as Exhibit E.

“Unsettled Intercompany Obligations” has the meaning set forth in Section 5(o)(i).

“UTAIC” has the meaning set forth in the recitals above.

“UTAIC Shares” has the meaning set forth in the recitals above.

“WARN Act” has the meaning set forth in Section 4(j)(xxi).

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

Section 2.             Purchase and Sale of Transaction Shares; Asset Transfers; Pre-Closing Deliverables; Reserve Release Payments.

(a)           Purchase and Sale. On and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the Transaction Shares, free and clear of all Liens and restrictions on transfer (other than restrictions under the Securities Act and state securities Laws or state insurance Laws of general applicability), for the consideration specified below in this Section 2.

(b)           Transferred Assets.

(i)            Immediately prior to the Closing, each Seller shall, and shall cause its Affiliates (other than the Targets) to, distribute, assign, convey, deliver or otherwise transfer (“Transfer”), free and clear of all Liens (other than Permitted Liens), to the Target or Targets designated by Buyer all right, title and interest in, to or under all the assets, properties or rights of every kind and description that are owned by such Seller and/or its Affiliates (other than the Targets) and that are used exclusively or primarily in the operation or conduct of the Business, including those assets set forth in Section 2(b)(i)(A) of the Sellers Disclosure Schedule and including the Assigned Contracts (collectively, the “Transferred Assets”); provided that, notwithstanding the foregoing, in no event shall any asset set forth in Section 2(b)(i)(B) of the Sellers Disclosure Schedule be a Transferred Asset. Such Transfers shall be made without any representations, warranties or other obligations or duties on the part of Sellers or their Affiliates (other than those set forth herein). All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and the applicable Seller. For the avoidance of doubt, the Transfer of the Transferred Assets from Sellers to the Targets pursuant to this Section 2(b)(i) will be taken into account for purposes of the preparation of the calculation of the Estimated Capital and Surplus and the Proposed Final Capital and Surplus.

(c)           Purchase Price. The purchase price payable for the Transaction Shares at the Closing shall be equal to (i) $7,000,000 (the “Base Purchase Price”), (ii) (A) minus the excess, if any, of (I) the Target Capital and Surplus over (II) the Estimated Capital and Surplus, or (B) plus the excess, if any of (I) the Estimated Capital and Surplus over (II) the Target Capital and Surplus. The Base Purchase Price, as adjusted pursuant to this Section 2(c), is hereinafter referred to as the “Estimated Purchase Price”. The Estimated Purchase Price, as adjusted pursuant to Section 2(e), is hereinafter referred to as the “Purchase Price”. The Purchase Price shall be allocated among Sellers in accordance with the instructions delivered by Sellers to Buyer no later than five (5) Business Days prior to the Closing Date, and each Seller shall be allocated a portion of any Cash Purchase Price, Buyer Notes or Equity Consideration in the same ratio as reflected in the allocation of aggregate Purchase Price. If the Estimated Purchase Price is positive, it shall consist of the following:

(i)            If the Estimated Purchase Price is between $0 and $5,000,000, the payment shall be in cash;

(ii)           If the Estimated Purchase Price is between $0 and $7,000,000, the payment will consist of (x) a cash payment of at least $5,000,000 and (y) the remainder in cash or Buyer Notes (valued for such purpose at the aggregate principal amount thereof), or a combination thereof (at the option of Buyer);

(iii)           if the Estimated Purchase Price exceeds $7,000,000, the payment will consist of (x) a cash payment of $5,000,000, plus (y) $2,000,000 in cash, Buyer Notes (valued for such purpose at the aggregate principal amount thereof), or a combination thereof (at the option of Buyer) plus (z) for the amount in excess of $7,000,000:

(A)          25% in cash and

(B)          75% in Buyer Notes (valued for such purpose at the aggregate principal amount thereof) or shares of common stock of Buyer (valued for such purpose at a price per share equal to the 30-Day VWAP as of the Closing Date), or a combination thereof at the option of Buyer (any shares of common stock of Buyer issued to Sellers pursuant to this Section 2(c)(iii) or Section 2(e)(vi), the “Equity Consideration”);

and if the Estimated Purchase Price is negative, it shall be paid in cash.

(d)           Pre-Closing Deliverables.

(i)            At least five (5) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Buyer:

(A)          if the Estimated Purchase Price is positive, instructions designating the account or accounts to which the Cash Purchase Price shall be deposited by Wire Transfer on the Closing Date and indicating the Seller to which the Buyer Notes and any Equity Consideration will be issued;

(B)           a statement substantially in the form of Exhibit F attached hereto (the “Estimated Settlement Statement”) containing pro forma balance sheets of each of the Targets as of the anticipated Closing Date, including supporting work papers, which shall (I) be derived from and consistent with the Books and Records, (II) be prepared in good faith and in accordance with the Agreed Accounting Principles, and (III) set forth, in reasonable detail, the Estimated Capital and Surplus. For purposes of this Agreement, “Estimated Capital and Surplus” means Sellers’ good faith determination of the Capital and Surplus as of the anticipated Closing Date, after adjustment to reflect (w) the Transfer of the Transferred Assets to the Targets pursuant to Section 2(b)(i) and (x) all other transactions contemplated hereby and by the Ancillary Agreements to occur on or prior to the Closing Date but not (y) the impact of the joint §338(h)(10) election on the Targets’ Tax Returns for the period beginning after the Closing Date or (z) any change in Capital and Surplus resulting from any sales of securities contemplated by Section 5(d)(i); and

(C)           a certificate, duly executed on behalf of GAFRI by the Chief Financial Officer of GAFRI, certifying that the Estimated Settlement Statement was prepared in accordance with this Agreement; provided that such certificate shall not result in any personal liability to the Chief Financial Officer of GAFRI.

(ii)           If the Estimated Purchase Price if negative, then at least three (3) Business Days prior to the anticipated Closing Date, Buyer shall deliver to Sellers instructions designating the account or accounts to which the Estimated Purchase Price shall be deposited by Wire Transfer on the Closing Date.

(iii)           Between the date hereof and the date the Estimated Settlement Statement is delivered to Buyer, Sellers shall consult with Buyer with respect to the preparation of the Estimated Settlement Statement and shall consider in good faith any good faith comments to the Estimated Settlement Statement that may be provided by Buyer. Without limiting the generality of the foregoing, Sellers shall afford Buyer and its outside auditors access to the documentation (including any work papers of the Targets’ internal or outside accountants provided that, with respect to work papers of outside accountants, Buyer has signed a customary non-reliance agreement relating to such access or work papers in a form and substance reasonably acceptable to such outside accountants) and systems to be used in determining reserve amounts to be included in the Estimated Settlement Statement. Sellers shall consider in good faith any modification or clarification of the Targets’ actuarial assumptions or other reserving methodologies that may be proposed in good faith by Buyer, consistent with SAP. Any such modifications or clarifications as may be agreed between the Parties shall be documented in writing and incorporated in the Agreed Accounting Principles for all purposes hereunder. Buyer represents and warrants that as of the date hereof it is not aware of any such modifications or clarifications to be proposed.

(e)           Purchase Price Adjustment; Payments on the Settlement Date.

(i)            Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Proposed Final Settlement Statement”) in substantially the same form as the Estimated Settlement Statement containing balance sheets of each of the Targets as of the Closing Date and setting forth a reasonably detailed calculation of the Proposed Final Capital and Surplus. The Proposed Final Settlement Statement shall be prepared in good faith and in accordance with the Agreed Accounting Principles. In connection with Buyer’s preparation of the Proposed Final Settlement Statement, to the extent that Buyer does not have all relevant information in its possession, Buyer and its Representatives will be permitted to review Sellers’ or any of Sellers’ Affiliates’ work papers and any work papers of Sellers’ and Sellers’ Affiliates’ independent accountants relevant to the preparation of the Proposed Final Settlement Statement, and each Seller will, and will cause its Affiliates to, make reasonably available to Buyer the individuals then in its employ, if any, responsible for and knowledgeable about the information to be reflected in the Proposed Final Settlement Statement, in order to respond to the reasonable inquiries of Buyer; provided, however, that the independent accountants and actuaries of Sellers will not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary non-reliance agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. Buyer shall consult with Sellers with respect to the preparation of the Proposed Final Settlement Statement and shall consider in good faith any comments to the Proposed Final Settlement Statement that may be provided in good faith by Sellers.

(ii)           Sellers will notify Buyer in writing (the “Notice of Disagreement”) within thirty (30) days following Buyer’s delivery of the Proposed Final Settlement Statement (the “Review Period”) if Sellers disagree with the Proposed Final Settlement Statement by virtue of such document not being prepared in accordance with the Agreed Accounting Principles and this Agreement; provided that Sellers shall not be permitted to dispute any line item of the Proposed Final Settlement Statement on any basis other than that such line item or calculation, as applicable, contains mathematical errors or has not been prepared in accordance with the Agreed Accounting Principles. To be complete, the Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Sellers’ good faith calculation of such disputed amounts. If Buyer has not received a Notice of Disagreement that substantially complies with this Section prior to the expiration of the Review Period, then the Proposed Final Settlement Statement will be deemed to have been accepted by Sellers in all respects and will become final and binding upon the Parties in accordance with Section 2(e)(iv).

(iii)          During the thirty (30) day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Sellers and Buyer will attempt in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(iv)          If, at the end of the Consultation Period, Sellers and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, then Sellers and Buyer will submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Proposed Final Settlement Statement marked to indicate those line items that remain in dispute) to an independent certified public accounting firm in the United States of national recognition with appropriate actuarial expertise that does not serve as the independent auditor to Sellers, Buyer or any of their respective Affiliates and is otherwise mutually agreeable to Sellers and Buyer) (the “Independent Expert”). Within thirty (30) days after the submission of such matters to the Independent Expert, or as soon as practicable thereafter, the Independent Expert will make a final determination, binding on the Parties, of the appropriate amount of each of the line items in the Notice of Disagreement that Sellers and Buyer had not yet resolved as of the end of the Consultation Period. With respect to each such disputed line item, such determination, if not in accordance with the position of either Sellers or Buyer, shall not be more favorable to Sellers than the amounts advocated by Sellers in the Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Proposed Final Settlement Statement with respect to such disputed line item. For the avoidance of doubt, (A) the Independent Expert’s review of the Proposed Final Settlement Statement shall be limited to a determination of whether such statement was prepared without mathematical errors and in accordance with the Agreed Accounting Principles and this Agreement, and (B) the Independent Expert shall not review any line items or make any determination with respect to any matters not subject to a dispute specifically identified in the Notice of Disagreement. The Proposed Final Settlement Statement, and the Proposed Final Capital and Surplus, as determined either through (x) agreement of the Parties (including pursuant to Section 2(e)(iii)), (y) the failure to timely deliver a Notice of Disagreement pursuant to Section 2(e)(ii) or (z) through the action of the Independent Expert pursuant to this Section 2(e)(iv), are referred to as the “Final Settlement Statement”, and the “Final Capital and Surplus”, respectively.

(v)           The cost of the Independent Expert’s review and determination will be borne equally by Sellers and Buyer. During the Independent Expert’s review, Buyer and Sellers will each make available to the Independent Expert interviews with such individuals employed by them, and such information, books and records and work papers, as may be reasonably required by the Independent Expert to fulfill its obligations under Section 2(e)(iv); provided, however, that the independent accountants and actuaries of Sellers or Buyer will not be obligated to make any work papers available to the Independent Expert unless and until the Independent Expert has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. In acting under this Agreement, the Independent Expert will be entitled to the privileges and immunities of an arbitrator.

(vi)          If the Final Capital and Surplus is less than the Estimated Capital and Surplus, then Sellers shall pay to Buyer an amount equal to the excess of the Estimated Capital and Surplus over the Final Capital and Surplus (the “Excess Amount”). Such Excess Amount shall be payable (A) 25% in cash and (B) the remainder, at the option of Buyer, in Buyer Notes (valued for such purpose at the aggregate principal amount thereof), shares of common stock of Buyer (valued for such purpose at a price per share equal to the 30-Day VWAP as of the date of the Final Settlement Statement), or a combination thereof. If the Final Capital and Surplus is greater than the Estimated Capital and Surplus, then Buyer shall pay to Sellers an amount equal to the excess of the Final Capital and Surplus over the Estimated Capital and Surplus (the “Shortfall Amount”) in cash by Wire Transfer. The Shortfall Amount or the Excess Amount, as applicable, shall be due and payable on the second (2nd) Business Day after the Final Settlement Statement and the Final Capital and Surplus become such in accordance with Section 2(e)(iv) (the “Settlement Date”). The Shortfall Amount or the Excess Amount, as applicable, (plus interest on such amount from the Closing Date up to but excluding the Settlement Date at a rate per annum equal to the Applicable Rate as of the Closing Date), shall be paid on the Settlement Date. The Parties acknowledge and agree that all payments under this Section 2(e)(vi) shall be treated as adjustments to Purchase Price for Tax purposes, unless otherwise required by applicable Law.

(f)            Closing. Unless this Agreement shall have been terminated pursuant to Section 10(a), and subject to the satisfaction or waiver of each of the conditions set forth in Section 7, the closing of the purchase and sale of the Transaction Shares (the “Closing”) shall take place (i) at the offices of UTAIC in Austin, Texas, commencing at 9:00 a.m. local time on the last Business Day of the month in which all of the conditions set forth in Section 7 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) provided, that if the date the last of such conditions is satisfied or waived is less than two (2) Business Days prior to the last Business Day of the month, then the Closing will take place on the last Business Day of the succeeding month or (ii) such other date, time or place as Buyer and Sellers may mutually determine. The actual date and time of the Closing are referred to herein as the “Closing Date”. The Closing shall be effective as of 11:59 p.m. on the Closing Date.

(g)           Deliveries at Closing. At the Closing:

(i)            Sellers will (A) if the Estimated Purchase Price is negative, pay the Estimated Purchase Price in cash in accordance with the instructions delivered pursuant to Section 2(d)(ii) and (B) deliver to Buyer the various certificates, instruments, stock certificates, and documents referred to in Section 7(a) below and such other certificates, documents and instruments as Buyer may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and

(ii)           Buyer will (A) if the Estimated Purchase Price is positive, pay the Cash Purchase Price and, if applicable, issue the Buyer Notes and Equity Consideration in accordance with the instructions delivered pursuant to Section 2(d)(i)(A) and (B) deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below and such other certificates, documents and instruments as Sellers may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

(h)           Capital Contribution to Targets. Immediately after the Closing, Buyer shall contribute (or cause to be contributed) to the Targets (i) cash or admitted assets in an amount equal to the Reserve Release Target and (ii) any additional capital as required to offset the impact on statutory capital and surplus of the Targets of the Code §338(h)(10) election made pursuant to Section 9(i), but in any case, the amount in (ii) shall not be in excess of the lowest of (A) the resulting increase in the Targets’ net current and deferred tax liabilities (including the tax impact of the initial DAC tax asset set up by the Targets immediately after the Closing) reflected in their Statutory Statements, (B) the amount required by applicable Insurance Regulators to be contributed to Targets in connection with the granting of the Governmental Approvals set forth in Section 3(b)(ii) of the Buyer Disclosure Schedule, and (C) $22,000,000.

(i)            Reserve Release Payments.

(i)            Promptly following each Target filing with its domiciliary Insurance Regulator its annual statutory statements for each calendar year ending December 31, 2015 through and including December 31, 2019 (so long as the sum of all Reserve Release Payments paid prior to such date is less than the Reserve Release Target), Buyer shall notify GAFRI of the Additional Reserves reported therein. The “Reserve Release Payment” due to Sellers from Buyer will equal the positive amount, if any, equal to the Additional Reserves as of December 31, 2014, minus the Additional Reserves as of December 31 of such subsequent year, and minus the sum of all prior Reserve Release Payments paid hereunder. For the avoidance of doubt, no Reserve Release Payment will be negative, nor will the sum of all Reserve Release Payments exceed the Reserve Release Target. Within thirty (30) days of the date of filing of the each Target’s annual statutory statements, Buyer shall cause the Targets (each in a proportion of the Reserve Release Payment determined by Buyer in its sole discretion):

(A)          to pay dividends in respect of their respective common stock in an amount not less than, in the aggregate, for both Targets, the lesser of (x) 25% of the Reserve Release Payment for such year (the “Target Dividend Amount”) and (y) the maximum dividend that such Target is then permitted by applicable Law to pay without the approval (or non-disapproval) of the Insurance Regulator of such Target’s state of domicile (the “Maximum Ordinary Dividend”); and

(B)          if such Target Dividend Amount exceeds such Maximum Ordinary Dividend, to request approval (or non-disapproval) of the Insurance Regulator of the applicable Target’s state of domicile to pay a dividend in an amount equal to such excess; and, if such approval is received (or such proposed dividend in not disapproved within the time permitted for such Insurance Regulator to disapprove such request under applicable Law) to pay such dividend.

(ii)           Within ten (10) Business Days following the date on which the Targets have either paid the entire Target Dividend Amount as dividends or received notice from the applicable Insurance Regulators disapproving payment of the dividend requested pursuant to Section 2(i)(i)(B), Buyer shall:

(A)          pay to GAFRI by Wire Transfer a cash amount equal to the lesser of (x) the Target Dividend Amount and (y) the amount of dividends paid by the Targets pursuant to Section 2(i)(i); and

(B)           at the option of Buyer, issue to GAFRI either (x) to the extent such notes have not yet matured, an amount of Buyer Notes (valued at the aggregate principal amount thereof), or (y) shares of common stock of Buyer (valued for such purpose at a price per share equal to the 30-Day VWAP as of the date of issuance), or a combination thereof, in an amount equal to the excess of (I) the Reserve Release Payment for the year over (II) the amount of cash paid pursuant to the foregoing Section 2(i)(ii)(A).

(iii)           With respect to each Target, until and including the earlier of (A) December 31, 2019 and (B) the date on which the sum of all Reserve Release Payments equals the Reserve Release Target, Buyer shall cause such Target not to take any action for the purpose of impairing or impeding the ability of such Target to reduce its cash flow testing or premium deficiency reserves.

(j)            Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (i) each payment made by Buyer pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (ii) any amounts deducted or withheld from any such payment shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to Sellers. However, if Buyer determines it is, or may be, required to deduct or withhold any amounts from the consideration payable hereunder, prior to any such withholding or deduction, Buyer will consult with Sellers in good faith reasonably in advance regarding such determination and will use commercially reasonable efforts to cooperate with each other to avoid or otherwise mitigate any requirements to withhold or deduct any amounts from the consideration payable hereunder; provided that if the parties are unable to agree regarding the applicability of any such requirement, Buyer will be entitled to deduct and withhold as it deems to be required under applicable law. Buyer shall furnish to Sellers official receipts (or copies thereof) evidencing the payment of any such Taxes.

(k)           25% Cash. It is the intent of the parties that the aggregate net consideration received by Sellers hereunder, as adjusted pursuant to this Section 2, Section 8 (excluding Section 8(c)(ii)) or Section 9, and including payment of the Estimated Purchase Price, the Final Settlement Amount, all Reserve Release Payments and any indemnification claims shall be comprised of not less than 25% cash. To the extent that at any time following the Closing, any payment to be made pursuant to this Agreement would cause less than 25% of such aggregate net consideration received by Sellers to consist of cash, to the extent reasonably possible, the composition of such payment shall be adjusted as necessary to result in not less than 25% of such aggregate net consideration remaining comprised of cash following such payment. All payments pursuant to Section 8(c)(ii) shall be solely in cash but shall not be taken into consideration in the foregoing 25% test.

Section 3.               Representations and Warranties Concerning Transaction.

(a)           Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Sellers Disclosure Schedule”). The Sellers Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(i)            Organization of Sellers. Each Seller is (A) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority to operate its business as now conducted, and (B) duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary.

(ii)           Authorization of Transaction. Seller and each applicable Affiliate of Seller (including each Target) has full power and authority (including full corporate or other similar organizational power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller and each applicable Affiliate of Seller (including each Target) of each of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each applicable Affiliate of Seller (including each Target) of the transactions contemplated by, and the performance by Seller and each applicable Affiliate of Seller (including each Target) of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of Seller and each such Affiliate of Seller (including each Target). Each of the Transaction Agreements to which Seller or any Affiliate of Seller (including each Target) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Seller and each such Affiliate of Seller (including each Target). Assuming due authorization, execution and delivery by each of the other parties hereto or thereto, each of the Transaction Agreements to which Seller or any Affiliate of Seller (including each Target) is a party constitutes, or upon execution and delivery thereof, will constitute, the valid and legally binding obligation of Seller and each applicable Affiliate of Seller (including each Target), enforceable in accordance with its terms and conditions.

(iii)           Non-contravention. The execution and delivery by Seller (or any applicable Affiliate of Seller (other than the Targets)) of, the performance by Seller (or any applicable Affiliate of Seller (other than the Targets)) of, and the consummation by Seller (or any applicable Affiliate of Seller (other than the Targets)) of the transactions contemplated by, the Transaction Agreements to which Seller or such applicable Affiliate of Seller (other than the Targets) is or will be a party do not and will not (A) assuming compliance with the matters referred to in Section 4(c)(ii) of the Sellers Disclosure Schedule, violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which Seller (or any applicable Affiliate of Seller (including the Targets)) is subject or any provision of the Organizational Documents of Seller (or any applicable Affiliate of Seller (including the Targets)), (B) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the acceleration, termination, modification, or cancellation of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, approval or notice, under any Contract to which Seller or any Affiliate of Seller (including the Targets) is a party or by which it is bound or to which any of its assets, properties or rights or the Transferred Assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Transaction Shares or any of the Transferred Assets.

(iv)          Brokers’ Fees. There are no fees, commissions or any other amounts payable to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(v)           Transaction Shares. The applicable Seller holds of record and owns beneficially the number of Transaction Shares set forth next to its name in Section 3(a)(v) of the Sellers Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. The applicable Seller has the full and unrestricted power and authority to sell, convey, assign, transfer and deliver the Transaction Shares set forth next to its name in Section 3(a)(v) of the Sellers Disclosure Schedule as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery of such Transaction Shares will convey to Buyer good title to such Transaction Shares, free and clear of all restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. No such Seller is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any of the Transaction Shares. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting, transfer or dividend rights of any of the Transaction Shares.

(vi)          Investment Purpose. Each Seller is acquiring Buyer Notes and/or Equity Consideration, as applicable, solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of any securities Law. Each Seller acknowledges that the Buyer Notes and Equity Consideration are not registered under the Securities Act, or any state securities laws, and that neither the Buyer Notes nor the Equity Consideration, nor any interest or participation therein, may be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations and state insurance Laws of general applicability, as applicable. Each Seller that accepts Buyer Notes (A) is a ‘‘Qualified Institutional Buyer’’ (as defined in rule 144A under the Securities Act) or (B) is an ‘‘accredited investor’’ within the meaning of Rule 501 under the Securities Act. Each Seller is able to bear the economic risk of holding the Equity Consideration and the Buyer Notes (including total loss of its investment). Each Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Equity Consideration and the Buyer Notes.

(b)           Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the disclosure schedule delivered by Buyer to Sellers on the date hereof and initialed by the Parties (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(i)            Organization of Buyer. Buyer is (A) a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation) and has all requisite corporate power and authority to operate its business as now conducted, and (B) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary.

(ii)           Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of each of the Transaction Agreements to which it is or will be a party, and the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Buyer. Each of the Transaction Agreements to which Buyer is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Buyer is a party constitutes, or upon execution and delivery thereof, will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as set forth in Section 3(b)(ii) of the Buyer Disclosure Schedule, the execution and delivery by Buyer of the Transaction Agreements to which it is or will be a party do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, such Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

(iii)           Non-contravention. The execution and delivery by Buyer of, the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements to which Buyer is or will be a party do not and will not (A) assuming compliance with the matters referred to in Section 3(b)(ii) of the Buyer Disclosure Schedule, violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the Organizational Documents of Buyer or (B) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination, cancellation or acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, approval or notice under, any Contract or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets, properties or rights are subject, except, in each case, any such violations, conflicts, breaches or defaults as would not materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which Buyer is or will be a party.

(iv)          Brokers’ Fees. Except for Macquarie Group, whose fees will be paid by Buyer or one of Buyer’s Affiliates, Buyer has no liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(v)           Investment Purpose. Buyer is acquiring the Transaction Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of any securities Law. Buyer acknowledges that the Transaction Shares are not registered under the Securities Act, or any state securities laws, and that the Transaction Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations and state insurance Laws of general applicability, as applicable. Buyer is able to bear the economic risk of holding the Transaction Shares (including total loss of its investment). Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Transaction Shares.

(vi)          Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and consummate the transactions contemplated by this Agreement.

(vii)         Solvency. Assuming the truth and accuracy of the representations and warranties made by Seller in Section 3(a) and Section 4 that relate to the assets, liabilities and financial condition of the Targets, immediately after giving effect to the transactions contemplated hereby, Buyer will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or either Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(viii)        Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, including the impact of the Code §338(h)(10) election made pursuant to Section 9(i). Notwithstanding anything contained herein to the contrary, (A) no investigation by Buyer shall affect the representations or warranties contained in Section 3(a) and Section 4, and (B) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect.

Section 4.               Representations and Warranties Concerning the Business.

Sellers represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Sellers Disclosure Schedule. The Sellers Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(a)           Organization, Qualification, and Corporate Power.

(i)            Each of the Targets is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Each Target is duly authorized to conduct business and is in good standing (or the local law equivalent) under the Laws of each jurisdiction where such qualification is required. Each Target has full organizational power and authority to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it.

(ii)           Sellers have made available to Buyer (A) true and complete copies of the Organizational Documents of each Target, as amended to the date of this Agreement, and (B) true and complete copies of the stock transfer books and minute books or similar records of each Target.

(iii)          Section 4(a)(iii) of the Sellers Disclosure Schedule lists the name of and all titles held by each director and officer of each Target as of the date of this Agreement.

(b)           Capitalization.

(i)            The authorized capitalization of each Target and the number of outstanding shares (or other applicable units) of each class of authorized Capital Stock of each Target are set forth in Section 4(b)(i) of the Sellers Disclosure Schedule and, except as set forth in Section 4(b)(i) of the Sellers Disclosure Schedule, no shares (or other applicable units) of Capital Stock of any Target are issued, reserved for issuance or outstanding. All of the issued and outstanding shares (or other applicable units) of each class or series of Capital Stock of the Targets (A) have been duly authorized, (B) are validly issued, fully paid, and non-assessable, (C) were not issued in violation of any preemptive or subscription rights, and (D) are held of record by the respective Seller as set forth in Section 4(b)(i) of the Sellers Disclosure Schedule free and clear of all restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other rights, Contracts, commitments or arrangements that could require the issuance, sale, purchase, return or redemption of any shares (or other applicable units) of Capital Stock of any Target. There are no outstanding securities convertible or exchangeable for any shares (or other applicable units) of Capital Stock of any Target and no such securities or obligations evidencing such rights are outstanding. There are no outstanding or authorized stock appreciation rights, phantom stock plans, securities with profit participation rights or features, or similar rights, plans, obligations or commitments of any Target. The Transaction Shares have not been issued in violation of any applicable Law or such Target’s Organizational Documents. None of the Targets has issued any debt securities. There are no voting trusts, stockholder or member agreements, proxies, or other rights, agreements or understandings with respect to the voting, transfer or dividend rights of the Capital Stock of any Target, including the Transaction Shares.

(ii)           Except as set forth in Section 4(b)(ii) of the Sellers Disclosure Schedule, none of the Targets have any Subsidiaries or directly or indirectly control any corporation, partnership, limited liability company, joint venture or other entity.

(iii)          The Subsidiary identified in Section 4(b)(ii) of the Sellers Disclosure Schedule has no liabilities of any kind, whether direct or indirect, contingent or absolute, known or unknown, determined, determinable or otherwise.

(c)           Non-contravention. Except as set forth in Section 4(c)(i) of the Sellers Disclosure Schedule, the execution and delivery by each Target (or any applicable Affiliate of the Targets) of, the performance by each Target (or any applicable Affiliate of the Targets) of, and the consummation by each Target (or any applicable Affiliate of the Targets) of the transactions contemplated by, the Transaction Agreements to which such Target or such applicable Affiliate of the Targets is or will be a party do not and will not (i) violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which any Target or any of its Affiliates is subject or any provision of the Organizational Documents of any Target or any of its Affiliates, or (ii) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in or permit the termination, modification or cancellation of, or any acceleration of remedies, penalty, increase in benefits payable by any Target or any of its Affiliates or decrease in benefits payable to any Target or any of its Affiliates under, or require any consent, approval or notice under any Contract or other arrangement to which any Target or any of its Affiliates is a party or by which any Target or any of its Affiliates is bound or to which any of its assets, properties or rights or the Transferred Assets, are subject (or result in the imposition of any Lien, other than a Permitted Encumbrance, upon any of its assets or the Transferred Assets), except, in the case of clause (ii) above, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Except as set forth in Section 4(c)(ii) of the Sellers Disclosure Schedule, the execution and delivery by each Seller and each applicable Affiliate of Sellers (including each Target) of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Seller and each applicable Affiliate of Sellers (including each Target) of, and the consummation by each Seller and each applicable Affiliate of Sellers (including each Target) of the transactions contemplated by, such Transaction Agreements will not, require Governmental Approval.

(d)           Brokers’ Fees. No Target has any liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)           Title to or Right to Use Business Assets. The Targets and their Affiliates have good, valid and marketable title to, or a valid leasehold interest in, or otherwise have the right to use pursuant to a valid and enforceable license or similar contractual arrangement, all properties and assets, tangible or intangible, used or held for use in the Business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, including the Transferred Assets and the Investment Assets, free and clear of all Liens (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (collectively, the “Business Assets”). At the Closing, the Targets will have good, valid and marketable title to, or a valid leasehold interest in, or otherwise have the right to use pursuant to a valid and enforceable license or similar contractual arrangement, all Business Assets.

(f)            Sufficiency of Business Assets. The Business Assets (excluding the Investment Assets) and the right to receive the services listed in the Transition Services Agreement, taken as a whole, comprise all of the properties, assets and rights necessary for Buyer and the Targets to conduct the Business immediately after the Closing in substantially the same manner as it is presently being conducted by Sellers and their Affiliates.

(g)           Statutory Statements.

(i)            Sellers have delivered to Buyer true, complete and correct copies of the following annual and quarterly statutory statements, in each case together with the exhibits, schedules and notes (including any actuarial opinions, memorandums, affirmations or certifications) thereto: (A) (x) the annual statement of each Target as of and for the annual periods ended December 31, 2014, 2013 and 2012, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Target, (y) the audited statutory financial statements of each Target as of and for the annual periods ended December 31, 2014, 2013 and 2012, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Target, and (z) the quarterly statement of each Target as of and for each quarterly period ended since December 31, 2014 that have been filed with the Insurance Regulator of the jurisdiction of domicile of such Target on or prior to the date of this Agreement, and (B) as and when available, each annual statement, audited statutory financial statement and quarterly statement of each Target filed with the Insurance Regulator of the jurisdiction of domicile of such Target on or after the date of this Agreement and on or prior to the Closing Date (collectively, the “Statutory Statements”).

(ii)           Each Statutory Statement (A) was derived from and is consistent with the Books and Records of the applicable Target, (B) was prepared in accordance with all applicable Laws and SAP, (C) was timely filed with or submitted to the applicable Insurance Regulator on forms prescribed or permitted by such Insurance Regulator, (D) was prepared in compliance with the internal controls procedures of the applicable Target, and (E) fairly presents, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the applicable Target at the date of, and for the periods referred to in, such statement. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any Statutory Statement which has not been cured, waived, or otherwise resolved to the material satisfaction of the Governmental Authority.

(iii)          Section 4(g)(iii) of the Sellers Disclosure Schedule sets forth an unaudited pro forma combined balance sheet and statement of income of each of the Targets as of December 31, 2014 which (A) was derived from and consistent with the Books and Records, (B) was prepared in good faith and in accordance with the Agreed Accounting Principles, and (C) sets forth, in reasonable detail, the Capital and Surplus as of December 31, 2014, after adjustment to reflect (x) the contemplated Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(i) and (y) all other transactions contemplated hereby and by the Ancillary Agreements to occur on or prior to the Closing Date, other than the capital contributions required by Section 2(h), as if the Closing Date and all such Transfers occurred on December 31, 2014.

(iv)          Section 4(g)(iii) of the Sellers Disclosure Schedule sets forth a true and complete list of all accounting practices used by the Targets in connection with the Statutory Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (each such departure, a “Permitted Accounting Practice”). All Permitted Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by the Targets in connection with the applicable Statutory Statement. Neither the Targets nor any Person acting on behalf of the Targets has ever sought such approval for a Permitted Accounting Practice that was either (i) not granted by the applicable Insurance Regulator or (ii) granted by the applicable Insurance Regulator but not used by the Targets in connection with the applicable Statutory Statement.

(h)           Actuarial Report; Reserves; Risk-Based Capital.

(i)            Sellers have delivered or made available to Buyer a complete and correct copy of each actuarial opinion, memorandum, affirmation and certification that was filed with an Insurance Regulator with respect to any Target since January 1, 2012, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Reports”). The information and data furnished by the Targets, Sellers or their Affiliates to their respective actuaries in connection with the preparation of each Actuarial Report were complete and accurate in all material respects as of the date so delivered, and the Actuarial Reports were based upon inventories of insurance policies and contracts of the Targets at their respective times of preparation.

(ii)           The reserves and other liability amounts established or reflected on each Statutory Statement, including reserves and other liability amounts in respect of the Insurance Contracts (the “Reserves”) (A) were determined in accordance with SAP applied on a consistent basis for the periods presented, (B) were computed based on reasonable actuarial assumptions in accordance with generally accepted actuarial standards applied on a consistent basis for the periods presented, (C) were fairly stated in all material respects in accordance with sound actuarial principles, (D) were derived from and consistent with the Books and Records, (E) reflect the requirements of the Insurance Contracts and (F) were in compliance in all material respects with all applicable Laws.

(iii)          Sellers have made available to Buyer complete and correct copies of all analyses and reports submitted by any of the Targets to any insurance regulatory authority during the twenty-four (24) months prior to the date hereof relating to their respective risk-based capital calculations. All such analyses and reports are true and correct in all material respects. The “Total Adjusted Capital” and “Company Action Level Risk Based Capital” (as those terms are defined in the laws of the Targets’ respective states of domicile) of each of the Targets as of December 31, 2013 and December 31, 2014 are set forth in Section 4(h)(iii) of the Sellers Disclosure Schedule.

(i)            Internal Controls.

(i)            Each Target maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed only with management’s authorization; (B) transactions are recorded as necessary to maintain accountability for its assets and permit preparation of its financial and statutory statements in conformity in all material respects with SAP; (C) access to its assets is only permitted in accordance with management’s authorization; and (D) the reporting of its assets is compared with existing assets at regular intervals and appropriate actions are taken with respect to any differences.

(ii)           Except as set forth on Section 4(i)(ii) of the Sellers Disclosure Schedule, neither the Targets nor any of their respective directors or officers nor, to the Knowledge of Sellers, any of their respective non-officer or director employees, auditors, accountants or Representatives has received any written non-frivolous complaint, allegation, assertion or claim, regarding (A) the accounting, reserving or auditing practices, procedures, methodologies or methods of the Targets or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Target has engaged in questionable accounting, reserving or auditing practices; (B) any significant deficiency or material weakness in the design or operation of any Target’s internal controls over financial reporting which is reasonably likely to adversely affect such Target’s ability to record, process, summarize and report financial information; or (C) any fraud, whether or not material, that involves management or other employees of any Target or any of their respective Affiliates who have a significant role in such Target’s internal control over financial reporting.

(j)            Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 4(j) of the Sellers Disclosure Schedule, since December 31, 2014, (A) each Target and, solely with respect to the Business, each of its Affiliates, has conducted the Business in the Ordinary Course of Business, and (B) there has not occurred any event or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2014:

(i)            no Target or any of its Affiliates has sold, leased, transferred, exclusively licensed or assigned any Business Assets outside the Ordinary Course of Business;

(ii)           no Target or any of its Affiliates has entered into any Material Contracts or any other material agreement, contract, lease, or license in connection with the Business outside the Ordinary Course of Business;

(iii)          no Target or any of its Affiliates has accelerated, terminated, made material modifications to, waived or released any material rights or claims under, or canceled any Material Contract or any other material agreement, contract, lease, or license to which it is a party or by which it is bound in connection with the Business outside the Ordinary Course of Business;

(iv)          none of the Targets or, solely with respect to the Business, their Affiliates, have made any change in, to the extent applicable, its underwriting, reinsurance, claim processing and payment, selling, reserving, financial accounting or investment policies, guidelines, practices or principles (other than any change required by applicable Laws, or in respect of underwriting or claims administration, in the Ordinary Course of Business);

(v)           no Target has entered into any new line of business;

(vi)          no Target or any of its Affiliates has incurred any Lien (other than Permitted Encumbrances) upon any Business Assets;

(vii)         no Target has made any capital expenditures in excess of $50,000, individually or in excess of $200,000 in the aggregate;

(viii)        no Target has made any material capital investment in, or any material loan to, any other Person;

(ix)           no Target has made a loan to or guaranteed the obligations of any other Person or created, incurred, or assumed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(x)            no Target or any of its Affiliates has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Business Intellectual Property;

(xi)           there has been no change made or authorized in the Organizational Documents of any Target;

(xii)          no Target or any of its Affiliates has issued, delivered, transferred, sold, pledged or otherwise disposed of or encumbered any Capital Stock of any Target or any securities convertible into or exchangeable for any such Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such Capital Stock;

(xiii)         no contribution of capital has been made to any Target by Sellers, their Affiliates or any other Person;

(xiv)         no Target has declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any shares (or other applicable units) of its Capital Stock or other securities, and none of the Targets or their Affiliates have effected any recapitalization, reclassification, stock split or like change in the capitalization of any Target;

(xv)         no Target has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, and no Affiliate of the Targets has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any Transferred Asset;

(xvi)        no Target or any of its Affiliates has made any loan to any Business Employee, or entered into any other transaction with any Business Employee;

(xvii)       no Target or any of its Affiliates has entered into, modified the terms of or terminated any employment or service Contract, written or oral, with any Business Employee or modified the terms of any existing such Contract;

(xviii)      no Target or any of its Affiliates has increased the compensation or benefits of any Business Employees, other than increases in base compensation in the Ordinary Course of Business;

(xix)         no Target or any of its Affiliates has made any material change in the terms of employment or service for any Business Employee (other than changes required by applicable Laws);

(xx)          no Target or any of its Affiliates has adopted, amended or terminated any Employee Benefit Plan (other than changes required by applicable Laws);

(xxi)         no Target or any of its Affiliates has hired or terminated any officers or key employees with respect to the Business;

(xxii)        no Target or any of its Affiliates has implemented any employee layoffs with respect to Business Employees requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(xxiii)       no Target or, solely with respect to the Business, any of its Affiliates, has settled or compromised or agreed to the dismissal of any Action or threatened Action (in each case, except for claims under any Insurance Contracts within applicable policy limits), other than settlements or compromises that involved solely cash payments of less than $50,000 in the aggregate; and

(xxiv)       no Target or any of its Affiliates has committed to any of the foregoing.

(k)           Undisclosed Liabilities. No Target has any liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), in each case, of the type that would be required by SAP to be specifically reflected on a balance sheet of such Target, other than: (i) liabilities specifically set forth on the face of the Most Recent Balance Sheet; (ii) liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business and that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) liabilities reflected in Section 4(k) of the Sellers Disclosure Schedule.

(l)            Legal Compliance. Except as set forth in Section 4(l) of the Sellers Disclosure Schedule, each Target has complied in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. Governmental Authorities (and all agencies thereof), and no Action has been filed or commenced against any of them alleging any failure so to comply. None of the Targets (i) has received, since January 1, 2011, any written notice or other written communication from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of, the Targets to comply with any Laws or Governmental Orders applicable to it or its assets, properties or businesses (including any Laws regulating the insurance business), or (ii) is a party to, or bound by, any Governmental Order that is material to the Business. None of the Targets is relying on any exemption from or deferral of any Law or Permit that would not be available to the Targets after Buyer acquires the Transaction Shares. Each Target has filed all reports, statements, documents, registrations, filings or submissions it was required under applicable Law to file with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented and contained no untrue statement of a material fact and did not omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No material violations or material deficiencies have been asserted by any such Governmental Authority with respect to such reports, registrations, statements, documents, filings or submissions that have not been resolved to the satisfaction of the Governmental Authority that noted such material violation or material deficiency. None of the Targets or any of their Affiliates has entered into any Contract with or make any commitment, whether written or oral, to any Insurance Regulator or other Governmental Authority, or become the subject of any Order of any Governmental Authority in connection with any such Governmental Authority’s approval of premium rate increases in respect of any of the Insurance Contracts (a “Premium Increase Related Commitment”).

(m)           Tax Matters.

(i)            All Income Tax Returns and all other material Tax Returns required to be filed by or on behalf of any Target or with respect to the Transferred Assets have been timely filed. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by each Target, or in respect of the Business or any Transferred Asset (in each case whether or not shown on any Tax Return), have been timely paid. Except as set forth in Section 4(m)(i) of the Sellers Disclosure Schedule, no Target currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any Business Assets or any other assets of any Target. Each Target has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)           Except as set forth in Section 4(m)(ii) of the Sellers Disclosure Schedule, to Sellers’ Knowledge there is no material dispute or written claim concerning any Tax liability of any Target or in respect of the Business or any Transferred Asset claimed or raised by any Governmental Authority in writing. To Sellers’ Knowledge, since January 1, 2009, no written claim has been made by a Governmental Authority in a jurisdiction where a Target has never paid a particular type of Tax or filed a particular type of Tax Return asserting that such Target is or may be subject to such Tax or required to file such Tax Return in such jurisdiction.

(iii)           Section 4(m)(iii) of the Sellers Disclosure Schedule lists all federal and any material state, local, and non-U.S. Tax Returns filed with respect to the Targets for taxable periods ended on or after December 31, 2013, indicates which of those Tax Returns have been audited, and indicates which of those Tax Returns currently are the subject of audit. To Sellers’ Knowledge and except as set forth in Section 4(m)(iii) of the Sellers Disclosure Schedule, there is no other material written Action, audit, or assessment pending or proposed with regard to the Target’s Tax Returns. Sellers have made available to Buyer copies of all federal Income Tax Returns and any material examination reports and statements of deficiencies assessed against, or agreed to by the Targets since December 31, 2011. All such deficiencies or assessments have been paid in full or otherwise finally resolved. Unless disclosed in Section 4(m)(iii) of the Sellers Disclosure Schedule, no waiver of any statute of limitations relating to Taxes for which a Target may be liable is in effect, and no written request for such a waiver is outstanding. No agreement to any extension of time with respect to a Tax assessment or deficiency for which any Target may be liable is in effect. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Target may be liable that could affect any Target’s liability for Taxes for any taxable period ending after the Closing Date.

(iv)          No Target is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). No transaction contemplated by this Agreement is subject to withholding under Code §1445 (related to “FIRPTA”). The Sellers and Targets have been members of an Affiliated Group filing a consolidated federal Income Tax Return (as described in Section 4(m)(iv) of the Sellers Disclosure Schedule). No Target has any liability for the Taxes of any Person (other than such Target) under Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise. All Tax Sharing Arrangements and Tax indemnity arrangements relating to each Target (other than this Agreement) will terminate on the Closing Date and no Target will have any liability thereunder for any taxable year commencing after the Closing Date. Except as set forth in Section 4(m)(iv) of the Sellers Disclosure Schedule, no Target has any current direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than another Target).

(v)           The unpaid Taxes of each Target (A) did not, as of the last day of the immediately preceding calendar month, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Targets in filing their Tax Returns.

(vi)          No Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)          change in method of accounting (or change in the basis for determining any item under Section 807(f) of the Code or analogous provision of state or local law) for a taxable period ending on or prior to the Closing Date;

(B)           “closing agreement” as described in Code §7121 (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date;

(C)           intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of income Tax Law);

(D)           installment sale or open transaction disposition made on or prior to the Closing Date;

(E)           prepaid amount received on or prior to the Closing Date; or

(F)           election under Code §108(i).

(vii)         Since January 1, 2009, no Target has distributed Capital Stock of another Person, or has had its Capital Stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii)        No Target is or has since January 1, 2009, or to Sellers’ Knowledge in any prior years, been a party to any “reportable transaction,” as defined in Reg. §1.6011-4(b)(1).

(ix)           Any powers of attorney granted by any Target prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(x)            Except as set forth in Section 4(m)(x) of the Sellers Disclosure Schedule, no Target owns an entity which is disregarded as an entity separate from its owner for federal income tax purposes.

(xi)           The sale of the Transaction Shares pursuant to this Agreement is not subject to the rules of Reg. §1.1502-36.

(xii)          No Target is, or during the past 12-month period has been, a United States shareholder (within the meaning of Code §951(b)) of a controlled foreign corporation (within the meaning of Code §957).

(xiii)         There are no tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement, or (B) a failure by any Target to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(xiv)        Subject to the exceptions set forth on Section 4(m)(xiv) of the Sellers Disclosure Schedule, the Tax treatment of each Insurance Contract is not, and since the time of issuance (or subsequent modification) has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in materials provided at the time of issuance (or any subsequent modification of such policy) or for which such policy was intended or reasonably expected to apply at the time of issuance (or subsequent modification). For purposes of this Section 4(m), the provisions of law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations and administrative guidance issued thereunder. With respect to the exceptions set out in Section 4(m)(xiv) of the Sellers Disclosure Schedule, Sellers shall remedy such exceptions with a closing agreement with the Internal Revenue Service or in such other manner consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(xv)          None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts” and with respect to which the policyholder has been notified as to the treatment of such Insurance Contracts as “modified endowment contracts” and such policyholder has not objected.

(xvi)        Subject to the exceptions set out in Section 4(m)(xvi) of the Sellers Disclosure Schedule, Sellers and each Target have materially complied with all Tax reporting, withholding, and disclosure requirements that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the Internal Revenue Service.

(xvii)       All information technology owned or licensed by the Targets and Sellers or their third-party administrators, and all processes and procedures performed by the Targets and Sellers or their third-party administrators in each case that are currently used by the Targets or Sellers or their third-party administrators to maintain the Insurance Contracts’ qualification for their Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 4(m)(xvi), have been properly designed, implemented and performed to maintain such qualification or facilitate such monitoring or compliance. The Targets and Sellers have maintained in all material respects all Tax-related records necessary to determine the Insurance Contracts’ qualification for Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 4(m)(xvii) in the manner required by Revenue Procedure 98-25.

(xviii)      Subject to the exceptions set out in Section 4(m)(xviii) of the Sellers Disclosure Schedule, the Targets and Sellers have not entered into any agreement and are not involved in any discussions or negotiations with the Internal Revenue Service or any other Governmental Entity, nor have otherwise requested relief, regarding the failure of any Insurance Contract to meet the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable to such Insurance Contracts. In addition, none of the Targets and Sellers is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Actions with respect to any party with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered. None of the Targets and Sellers is party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.

(xix)         Section 4(m)(xix) of the Sellers Disclosure Schedule lists each Reinsurance Contract that is treated as reinsurance under SAP and is not treated as reinsurance for U.S. federal income tax purposes.

(xx)          Neither Target has a “policyholders surplus account” within the meaning of Section 815 of the Code.

(n)           Real Property.

(i)            None of the Targets owns any parcels of Owned Real Property. The Targets have no outstanding options or obligations, rights of first offer or rights of first refusal to purchase any real property.

(ii)           Section 4(n)(ii) of the Sellers Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document (including any amendments, renewals, extensions, guarantees and SNDAs related thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(n)(ii) of the Sellers Disclosure Schedule, with respect to each of the Leases:

(A)          each of the applicable Targets has the right to use the Leased Real Property for the full term of each such Lease (and any renewal option relating thereto);

(B)           each of the applicable Targets has a valid leasehold interest in the real property subject to a Lease included in the Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances;

(C)           such Lease is legal, valid, binding, enforceable and in full force and effect;

(D)           the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(E)           none of the applicable Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(F)           neither the applicable Target, nor, to the Knowledge of Sellers, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(G)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(H)          the applicable Target does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(I)            the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Target or Seller;

(J)           the applicable Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(K)          the applicable Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)          The Leased Real Property identified in Section 4(n)(ii) of the Sellers Disclosure Schedule comprise all of the real property used in the business of the Targets; and no Target is a party to any agreement or option to purchase any real property or interest therein.

(iv)          The buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are, taken as a whole, in good condition and repair and sufficient for the operation of the Business. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of the Business as currently conducted thereon.

(v)           To the Knowledge of Sellers, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”). No Target has received any notice of violation of any Real Property Law.

(o)           Intellectual Property.

(i)            Other than as listed in Section 4(o)(i) of the Sellers Disclosure Schedule, the conduct of the Business, and none of the Targets or any of its or their respective businesses as presently conducted, has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; and none of Sellers or any of their Affiliates has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that a Target must license or refrain from accessing or using any Intellectual Property rights of any third party). Other than as listed in Section 4(o)(i) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Owned Business Intellectual Property.

(ii)           Section 4(o)(ii) of the Sellers Disclosure Schedule (A) sets forth, as of the date hereof, a true and correct list of all registered copyrights, registered trademarks and service marks, Internet domain names, issued patents, and pending applications for any of the foregoing, included in the Owned Business Intellectual Property (“Registered Intellectual Property”) and each owner thereof and (B) identifies each material item of Intellectual Property that any third party owns and is used in the Business pursuant to license, sublicense, agreement, covenant not to sue, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(o)(ii) of the Sellers Disclosure Schedule:

(A)          the registration, application, license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B)           neither the Targets nor their Affiliates nor, to the Knowledge of Sellers, any other party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C)           no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any material provision thereof;

(D)          no Target has granted any sublicense or similar right with respect to the registration, application, license, sublicense, agreement, covenant not to sue, or permission; and

(E)           no loss or expiration of the item is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable.

(iii)          Sellers and their Affiliates have taken all actions reasonably necessary to (A) ensure full protection of the Owned Business Intellectual Property (including making and maintaining in full force and effect all necessary filings, registrations and issuances for Registered Intellectual Property) and (B) maintain the secrecy of all confidential Business Intellectual Property.

(iv)          None of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of any Seller or any of their Affiliates that is used in connection with the operation of the Business has any right, title or interest in or to any Owned Business Intellectual Property.

(v)           Except as set forth in Section 4(o)(iv) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no open source code, freeware, libraries or any computer software source code subject to the GNU General Public License or any similar open source license, has been (A) used to create any computer software that is included in the Owned Business Intellectual Property, or (B) distributed to any Person, in either case in a manner whereby such incorporation, distribution or use would require the disclosure of any material source code included in the Owned Business Intellectual Property or the license of any of the material proprietary computer software included in the Owned Business Intellectual Property.

(p)           Tangible Assets. The tangible Transferred Assets and the buildings, machinery, equipment, and other tangible assets that the Targets own or lease are, taken as a whole, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are, taken as a whole, in good operating condition and repair (subject to normal wear and tear).

(q)           Contracts. Section 4(q) of the Sellers Disclosure Schedule lists the following Contracts to which any Target is a party or by or to which any Target or any of its respective assets is bound or subject, or which are Assigned Contracts (each, whether or not set forth in Section 4(q) of the Sellers Disclosure Schedule, a “Material Contract”):

(i)            any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)           any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $50,000, in either case, as of the date of this Agreement;

(iii)          any Contract that relates to the acquisition or disposition by any Target of any business or operations, capital stock or assets of any Person or any real estate as to which there are any material ongoing obligations of such Target;

(iv)          any Contract concerning a partnership, joint venture, limited liability company, strategic alliance or other similar agreement or arrangement (including any agreement providing for joint research, development or marketing);

(v)           any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has suffered a Lien on any of its assets, tangible or intangible;

(vi)          any Contract that (A) limits the freedom of any Target to engage in any line or type of business in any particular geographic area or any particular medium, to compete with any Person, to solicit for employment, hire or obtain the services of any Person, (B) contains exclusivity obligations or restrictions binding on any Target or that would be binding on Buyer or any of its Affiliates after the Closing, or (C) provides for a preferred or “most favored nations” status for any party thereto;

(vii)         any agreement (A) restricting, granting, transferring, indemnifying or otherwise relating to Intellectual Property that is material to the Business (other than licenses for commercially available “off-the-shelf” software involving license fees of less than $50,000 per annum), (B) pursuant to which any third Person creates, develops or customizes for or on behalf of the Targets any Intellectual Property that is material to the Business, or (C) pursuant to which any third Person provides support or maintenance for software material to the Business;

(viii)        any Contract granting a right of first refusal or first offer or similar rights to any Person;

(ix)           any investment advisory Contract or other Contract relating to investment management, investment advisory or subadvisory services;

(x)           any Contract for the provision of administrative services with respect to any Insurance Contract;

(xi)           any Reinsurance Agreement;

(xii)          any material Contract concerning confidentiality;

(xiii)         any Intercompany Agreement, Shared Contract or Multiparty Contract;

(xiv)        any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan, program, Contract or arrangement for the benefit of any current or former directors, officers, employees, or independent contractors of the Business;

(xv)         any collective bargaining agreement or similar agreement;

(xvi)        any Contract for the employment or retention (A) as an employee or a contractor of any individual or entity on a full-time, part-time, consulting, or other basis, or (B) of any Business Employee;

(xvii)       any Contract under which it has advanced or loaned any amount to any Business Employees;

(xviii)      any Contract under which the consequences of a default or termination by any party thereto could have a Material Adverse Effect;

(xix)         any Contract with any Governmental Authority;

(xx)          any Contract under which any Target has advanced or loaned any Person an amount exceeding $50,000; or

(xxi)         any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(q) of the Sellers Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(q) of the Sellers Disclosure Schedule. With respect to each such agreement: (A) the agreement is a legal, valid, and binding obligation of each party thereto and is enforceable against each such party in accordance with its terms and is in full force and effect; (B) neither the applicable Target nor, to the Knowledge of Sellers, any other party to such agreement is in violation or breach of or in default under the agreement (or is alleged to be in violation or breach of or in default under the agreement); (C) no event has occurred that with notice or lapse of time would constitute a material breach or default thereunder by any party, or permit termination, modification, or acceleration of the agreement by any party; (D) no party thereto has provided any notice of any intention to terminate the agreement; (E) the agreement does not contain any provisions providing that the agreement may be terminated or modified or that performance thereunder may be accelerated by reason of the transactions contemplated by this Agreement or the Ancillary Agreements; and (F) neither the applicable Target nor, to the Knowledge of Sellers, any other party to such agreement has repudiated any material provision of the agreement.

(r)           Books and Records; Notes and Accounts Receivable.

(i)            The Books and Records of each Target (A) are true, complete and correct in all material respects, (B) have been maintained in accordance with sound business practices and in accordance in all material respects with all applicable Law, (C) contain no material Data Input Inaccuracies and (D) are in material compliance with any and all record keeping maintenance requirements in applicable Contracts.

(ii)           All notes and accounts receivable of the Targets are reflected properly on their Books and Records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet or the notes thereto as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Targets.

(s)           Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Target.

(t)            Insurance. Section 4(t) of the Sellers Disclosure Schedule sets forth the following information with respect to each insurance policy and binder (including policies providing property, casualty, liability, directors’ and officers’ liability, errors and omissions liability, business interruption, and workers’ compensation coverage and bond and surety arrangements) that covers any portion of the Business or any Transferred Asset, or with respect to which any Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i)            the name of the insurer and the name of the policyholder;

(ii)           the policy number and the period of coverage; and

(iii)           the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects (and all premiums due and payable thereon have been paid in full on a timely basis); (B) neither the applicable Target, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (C) no Target party or any other party thereto has provided any notice of any intention to terminate, cancel or revoke the policy; and (D) no party to the policy has repudiated any material provision thereof. Section 4(t) of the Sellers Disclosure Schedule describes any material self-insurance arrangements affecting any Target, the Business or any Transferred Asset.

(u)           Litigation. Section 4(u) of the Sellers Disclosure Schedule sets forth each instance in which the Business, the Transferred Assets or any Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of or, to the Knowledge of any Seller, is threatened to be made a party to or the subject of any Action. There is no Action pending against or, to the Knowledge of any Seller, threatened against or affecting any Seller or any of its Affiliates (including the Targets), any of their respective properties, assets or rights or the Business or the Transferred Assets that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(v)           Insurance Contracts.

(i)            Except as set forth in Section 4(v)(i) of the Sellers Disclosure Schedule, all insurance policies, and all riders, amendments and applications to such policies, issued, entered into, reinsured or assumed by any Target (each, an “Insurance Contract”) are, to the extent required by applicable Law, on forms approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as indicated in Section 4(v)(i) of the Sellers Disclosure Schedule, all Insurance Contracts comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. All premium rates relating to the business of the Targets (including with respect to the Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable Laws. As of the date hereof, each Insurance Contract is in full force and effect and is valid and enforceable against the applicable Target that issued such Insurance Contract and, to the Knowledge of Sellers, each such other party in accordance with its terms.

(ii)           Except as set forth in Section 4(v)(ii) of the Sellers Disclosure Schedule, the Insurance Contracts have been marketed, sold and issued in compliance in all material respects with all applicable Laws, including applicable Laws relating to (A) suitability of sales and replacement of policies, (B) the disclosure of the nature of insurance products as policies of insurance, (C) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, annuities or guaranteed investment contracts, (D) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from time to time at which such premiums or charges are paid, and (E) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

(iii)          All benefits claimed by, or paid, payable or credited to, any Person under any Insurance Contract have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract, and such payments, credits or provisions were not materially delinquent and were paid or credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a reasonable basis to contest payment.

(iv)          Section 4(v)(iv) of the Sellers Disclosure Schedule contains a complete and accurate summary of each category of Insurance Contract, including a list of the policy forms upon which the Insurance Contracts included in such category have been issued (each Insurance Contract issued upon one of such listed policy forms, a “Specified Life and Annuity Insurance Contract”), other than (A) Insurance Contracts assumed or reinsured by the Targets pursuant to the Reinsurance Agreements and (B) Insurance Contracts that are long-term care insurance policies (the “Long-Term Care Insurance Contracts”).

(w)          Reinsurance Agreements.

(i)            Section 4(w)(i)(A) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all reinsurance and retrocession agreements to which any Target is either a ceding or assuming party (collectively, the “Reinsurance Agreements”), true and correct copies of which have been made available to Buyer. All reinsurance premiums due under the Reinsurance Agreements have been paid in full or were adequately accrued or reserved for by the applicable Target. No Target is in default and, to the Knowledge of Sellers, no other party to any Reinsurance Agreement is in default as to any provision of any such Reinsurance Agreement. Except as set forth in Section 4(w)(i)(B) of the Sellers Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened, Actions with respect to any Reinsurance Agreements. Except as set forth in Section 4(w)(i)(C) of the Sellers Disclosure Schedule, each Target was entitled to take credit in its most recent Statutory Statement in accordance with SAP for that portion of such Reinsurance Agreement as to which credit was taken in such statements. The transactions contemplated by the Transaction Agreements will not affect the obligations (if any) of the other parties to the Reinsurance Agreements to make payments to the applicable Target party thereto.

(ii)           Except as set forth in Section 4(w)(ii) of the Sellers Disclosure Schedule, since January 1, 2011, none of Sellers nor any of their Affiliates (including the Targets) has received any written notice from any party to a Reinsurance Agreement or otherwise has reason to believe that any amount of reinsurance ceded thereunder will be uncollectible or otherwise defaulted upon.

(iii)           Section 4(w)(iii) of the Sellers Disclosure Schedule sets forth a correct and complete list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedent under any Reinsurance Agreement.

(x)           Producers.

(i)            Except as set forth in Section 4(x)(i) of the Sellers Disclosure Schedule, since January 1, 2011, (A) Sellers and their Affiliates and, to the Knowledge of Sellers, each other Person performing the duties of insurance producer, agency, agent, managing general agent, third party administrator, wholesaler, broker, solicitor, adjuster, marketer, underwriter, distributor or customer representative for the Business (collectively, “Producers”) was duly licensed and appointed as an insurance producer, agency, agent, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such Producer at the time such Producer wrote, sold or produced business or performed such other act for or on behalf of the Target that may require a producer’s, agency’s, agent’s, managing general agent’s, third party administrator’s, solicitor’s, broker’s or other insurance license), as may be required by any applicable Law, and no such Producer violated any term or provision of applicable Law relating to the solicitation, negotiation, writing, sale or production of such business in any material respect; (B) no Producer has breached the terms of any agency or broker Contract with any Target or any of their respective Affiliates in any material respect or violated any policy of any Target or any of their Affiliates in the solicitation, negotiation, writing, sale or production of such business and (C) no Producer has been enjoined, indicted, convicted or made the subject of any Governmental Order on account of any violation in any material respect of any applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for the Business, and there exists no enforcement or disciplinary proceeding alleging any such violation.

(ii)           To the Knowledge of Sellers, since January 1, 2011, each third party administrator (including any Producer not affiliated with the Targets) that has serviced, administered or adjusted any portion of the Business or performed any other action for or on behalf of the Targets or any of their Affiliates in connection with the Business, at the time such third party serviced, administered or adjusted such portion of the Business or performed such action, was duly licensed and appointed, where required, as a third party administrator (for the type of business serviced, administered or adjusted by such third party administrator) in the particular jurisdiction in which such third party administrator serviced, administrated or adjusted such portion of the Business or performed such action.

(y)           Guaranty Fund Assessments. The Targets have (i) timely paid all guaranty association assessments that are due, or claimed or asserted by any state guaranty association or by any insurance regulatory authority to be due and (ii) provided for all such assessments in the statutory statements to the extent necessary to be in conformity with SAP.

(z)           Permits.

(i)            Unless otherwise provided in Section 4(z) of the Sellers Disclosure Schedule, each Target possesses all material governmental qualifications, registrations, filings, licenses, permits, approvals and authorizations necessary for the conduct of its businesses, as now conducted (collectively, the “Permits”). The business of each Target is being conducted in compliance, in all material respects, with all such Permits. All such Permits are valid and in full force and effect, and there is no proceeding or investigation pending or, to the Knowledge of Sellers, threatened with respect to the cancellation, suspension, revocation or non-renewal of such Permits. Subject to obtaining the consents set forth in Section 4(c)(i) of the Sellers Disclosure Schedule, none of the Permits will be subject to cancellation, suspension, revocation or non-renewal as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(ii)           Unless otherwise provided in Section 4(z) of the Sellers Disclosure Schedule, and except for limitations imposed by applicable Law that are applicable to industry participants generally, there is no Governmental Order between any of the Targets and any Governmental Authority that would be binding on any of the Targets following the Closing that (A) prohibits or restricts the payment of dividends or other distributions by any of the Targets, (B) restricts the authority of any Target to conduct the Business or could reasonably be expected to adversely impact the operations of the Business, or (C) requires the maintenance of any employees or physical location.

(aa)         Rating Agencies. Except as set forth in Section 4(aa) of the Sellers Disclosure Schedule, since January 1, 2011, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held financial strength or claims paying ability rating assigned to any Target which is rated as of the date of this Agreement or, to the Knowledge of Sellers, indicated that it is considering the downgrade of any rating assigned to any Target or the placement of any Target on negative watch (other than any surveillance or review arising out of the transactions contemplated by this Agreement). Each Target has as of the date of this Agreement the A.M. Best Company, Inc. ratings set forth in Section 4(aa) of the Sellers Disclosure Schedule.

(bb)        Financial and Market-Conduct Examinations. The Sellers have made available to Buyer true, correct and complete copies of all reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations, market conduct examinations or any other examinations of any of the Targets conducted by any Governmental Authority since January 1, 2011. All material deficiencies or violations noted in the examination reports described above have been resolved to the reasonable satisfaction of the Governmental Authority that noted such deficiencies or violations. None of the Targets is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

(cc)         Portfolio Investments. All Investment Assets comply in all material respects with the applicable insurance laws and regulations of the respective state of domicile of the applicable Target. Section 4(cc) of the Sellers Disclosure Schedule sets forth a complete and correct list of the Investments Assets at December 31, 2014. Except as set forth in Section 4(cc) of the Sellers Disclosure Schedule, as of March 31, 2015, none of the Investment Assets is in default in the payment of principal or interest or dividends. Except as set forth in Section 4(cc) of the Sellers Disclosure Schedule, none of the Targets is a party to any derivative transaction which, pursuant to its terms and without any additional investment decision on the part of such Target, could result in an additional payment by such Target.

(dd)        Employees.

(i)            Set forth in Section 4(dd)(i) of the Sellers Disclosure Schedule is a true and complete list of all Business Employees as of the date of this Agreement.

(ii)           To the Knowledge of Sellers, except as set forth on Section 4(dd)(ii) of the Sellers Disclosure Schedule, no executive, key Business Employee, or group of Business Employees plans to terminate employment with any Target or its Affiliates during the next twelve (12) months. No Target or any of its Affiliates is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization covering Business Employees, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. No Target or any of its Affiliates has committed any unfair labor practice with respect to the Business. No Sellers have any Knowledge of any organizational effort being made or threatened within the past five (5) years by or on behalf of any labor union with respect to Business Employees. Within the past three (3) years, no Target or any of its Affiliates has implemented any plant closing or layoff of employees with respect to the Business requiring notice under the WARN Act, and no such action will be implemented without advance notification to, and the written consent of, Buyer.

(iii)          The Targets and their Affiliates are not and have not been, with respect to the Business: (A) “contractors” or “subcontractors” (as defined by Executive Order 11246), (B) required to comply with Executive Order 11246, or (C) required to maintain an affirmative action plan.

(iv)          Except as set forth in Section 4(dd)(iv) of the Sellers Disclosure Schedule, none of the Targets or any of their Affiliates has received with respect to the Business (A) notice of any unfair labor practice charge or complaint with respect to which is still pending before the National Labor Relations Board or any other Governmental Authority against it, (B) notice of any charge or complaint with respect to it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices which is still pending, (C) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to it or notice that such investigation is in progress in either case which is still pending, or (D) notice of any Action pending in any forum by or on behalf of any present or former employee of any Target or any of their Affiliates, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(ee)         Employee Benefits.

(i)            Section 4(ee)(i) of the Sellers Disclosure Schedule lists each Employee Benefit Plan that any Target maintains, to which any Target contributes or has any current or contingent obligation to contribute, or with respect to which any Target has any current or contingent liability or obligation (each such Employee Benefit Plan, a “Target Benefit Plan”). Section 4(ee)(ii) of the Sellers Disclosure Schedule separately lists each Employee Benefit Plan maintained by an Affiliate of a Target that covers any Business Employees (each such Employee Benefit Plan, an “Affiliate Benefit Plan”).

(A)          Each Target Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Target Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(B)          All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Target Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Target Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA and that has covered any current or former Business Employee.

(C)          All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Target Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Targets. All contributions and premiums required to have been paid by the Targets or any of their ERISA Affiliates to any Target Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such plan, agreement or applicable Law.

(D)          Each Target Benefit Plan and Affiliate Benefit Plan that covers any current or former Business Employee and is intended to meet the requirements of a “qualified plan” under Code §401(a) is maintained pursuant to a prototype document approved by the Internal Revenue Service or has received a determination from the Internal Revenue Service that such Target Benefit Plan or Affiliate Benefit Plan, as applicable, is so qualified, and except as set forth on Section 4(ee)(i)(D) of Sellers’ Disclosure Schedules, Sellers are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Target Benefit Plan or Affiliate Benefit Plan, as applicable.

(ii)           With respect to each Employee Benefit Plan that any Target, or any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any liability or potential liability:

(A)          No Target has incurred or has any contingent liability or obligation to the PBGC or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan. At no time have any of the Targets or the ERISA Affiliates maintained, contributed to or had any liability or obligation with respect to an Employee Pension Benefit Plan that is subject to Title IV of ERISA, ERISA §302 or Code §412.

(B)           There have been no Prohibited Transactions with respect to (I) any Target Benefit Plan or (II) any Employee Benefit Plan maintained by an ERISA Affiliate that has covered any current or former Business Employees. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller, threatened.

(iii)           With respect to each Target Benefit Plan, Sellers have delivered to Buyer correct and complete copies of the plan documents, including amendments thereto, and summary plan descriptions or other written explanations of each such plan provided to participants, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent annual reports (Form 5500, with all applicable attachments), all related administrative agreements, all related trust agreements, insurance contracts, and other funding arrangements which implement each such Target Benefit Plan and all correspondence with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority relating to any outstanding controversy or audit. With respect to each Affiliate Benefit Plan, Sellers have delivered to Buyer correct and complete copies of either (A) the written plan document or agreement and all amendments thereto, or (B) the most recent summary plan description or other written explanation of such plan provided to participants.

(iv)          Neither the Targets, nor any ERISA Affiliate has, within the preceding six (6) years, contributed to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(v)           No Target maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of any Target or its ERISA Affiliates other than in accordance with COBRA.

(vi)          No Target or any Affiliate is or has ever been a “covered health insurance provider” under the meaning of Section 162(m)(6)(c) of the Code.

(vii)         None of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) accelerate the time of the payment, vesting or funding of, or increase the amount of any Employee Benefit Plan or otherwise, or restrict the right of the Targets and their Affiliates to amend or terminate any Employee Benefit Plan. None of the Business Employees will be entitled to severance pay or similar benefits solely as a result of the transactions contemplated by this Agreement or as a result of the transfer of such Business Employee’s employment pursuant to Section 6(g).

(viii)        Section 4(ee)(vii) of the Sellers Disclosure Schedule lists each Contract or other arrangement—whether or not an Employee Benefit Plan (collectively a “Plan”)—to which any Target or that covers any Business Employee is a party that, to the Knowledge of Sellers is a “nonqualified deferred compensation plan” subject to Code §409A. Each such Plan has been maintained in documentary and operational compliance with Code §409A and the regulations thereunder and no amounts under any such Plan are or have been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). No Target has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(ix)           No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Targets or any of their Affiliates in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Code §280G, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Code § 280G. No Person is entitled to receive any additional payment from Sellers or any of their Affiliates as a result of the imposition of a Tax under Code §4999.

(x)            None of the Target Benefit Plans is subject to any Law under any jurisdiction outside of the United States.

(xi)           No basis exists such that the Targets or any of their respective current or former employees would become subject to disqualification from holding “certain positions” under section 411 of ERISA or a similar provision of other applicable Law. The consummation of the transactions contemplated by this Agreement will not cause Buyer or any of its Affiliates to become subject to such a disqualification.

(ff)           Guaranties. No Target is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(gg)         Environmental, Health, and Safety Matters.

(i)            Each of the Targets has been and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)           Without limiting the generality of the foregoing, each Target has obtained and is in possession of, and has for the past three (3) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii)           No Action is pending or, to the Knowledge of Sellers, threatened against any Target arising under any Environmental, Health, and Safety Requirements. No Target has received any written notice, report, request for information, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, or any claim based upon the release of or exposure to Hazardous Substances, including personal injury, wrongful death or property damage, including any investigatory, remedial, or corrective obligations, relating to any Target, their businesses, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv)          There has been no release, discharge or disposal of Hazardous Substances at, on, under or from the Leased Real Property, or arising out of the operations of any Target, which, in each case, requires investigation or remediation by Sellers or any of their Affiliates (including the Targets) under applicable Environmental, Health, and Safety Requirements or would otherwise reasonably be expected to result in the imposition of any material liability to any Target under any Environmental, Health, and Safety Requirements.

(v)           To the Knowledge of Sellers, there is no asbestos-containing material present in or on any Leased Real Property, and none of Sellers or any of their Affiliates (including the Targets) has received a claim or demand relating to the presence of asbestos in or at any Leased Real Property.

(vi)          The representations and warranties set forth in this Section 4(gg) are Sellers’ sole and exclusive representations and warranties regarding Environmental, Health and Safety matters.

(hh)         Business Continuity; Software.

(i)            None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Targets or their Affiliates in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Targets. All of the Systems are in good repair and in such reasonable and useable operating condition as is necessary and sufficient to conduct the Business as currently conducted. Sellers and their Affiliates have established and maintain, with respect to the Business, commercially reasonable and adequate disaster recovery, back-up and business continuity plans. The Targets are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Targets’ business.

(ii)           Sellers and their Affiliates use, with respect to the Business, anti-virus software in accordance with commercially reasonable standards. To the Knowledge of Sellers, no software used by the Targets contains any virus, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of Sellers or any of their Affiliates, disrupt, disable, harm or interfere with the operation of the Business, including any Intellectual Property rights, the integrity of the data or any information produced by such software.

(ii)           Certain Business Relationships.

(i)            Except as set forth in Section 4(ii)(i) of the Sellers Disclosure Schedule, none of Sellers or their Affiliates or any of their respective directors, officers or employees, or any Person related by blood or marriage to such directors, officers or employees, is, or within the past twelve (12) months has been, involved in any Contract or other business arrangement or relationship with any of the Targets (an “Intercompany Agreement”) within the past twelve (12) months.

(ii)           Except as set forth in Section 4(ii)(ii) of the Sellers Disclosure Schedule, there are no loans, notes, advances, receivables, payables or other obligations between Sellers or any of their Affiliates (other than the Targets), on the one hand, and any Target, on the other hand (“Intercompany Obligations”).

(iii)           Except as set forth in Section 4(ii)(iv) of the Sellers Disclosure Schedule, there are no Shared Contracts currently in effect or that have in been in effect within the past twelve (12) months.

(iv)           Section 4(ii)(v) of the Sellers Disclosure Schedule contains a true, correct and complete list of each material asset, tangible or intangible (other than the Shared Contracts), that is either (A) used in the Business and owned, leased or licensed by any Seller or any of their respective Affiliates (other than the Targets), whether or not such asset constitutes a Transferred Asset hereunder, or (B) used in the business of Sellers or any of their Affiliates (other than the Targets) and owned, leased or licensed by any Target.

(jj)           Data Privacy and Security. The conduct of the Targets’ respective businesses, has complied with and, as presently conducted, is in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. The conduct of the Targets’ respective businesses has complied with, and is presently in compliance with, their respective policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. No Target in the conduct of any business has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and none of the Sellers is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(kk)         LifePro License Agreement. Other than pursuant to the Cigna Purchase Agreement, PDMA has not granted a software license to any former Affiliate of Sellers pursuant to a “Sold Affiliate License Agreement”, and neither Sellers nor any of their respective Affiliates have requested that PDMA grant a software license to any of their respective former Affiliates pursuant to a “Sold Affiliate License Agreement.”

Section 5.              Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General. Subject to the other terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to cause the Closing conditions set forth in Section 7 below to be satisfied as soon as reasonably practicable. Each Party shall keep the other Parties reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by this Agreement, including with respect to the satisfaction of the Closing conditions set forth in Section 7 below.

(b)           Notices and Consents.

(i)            Sellers will, and will cause each of their Affiliates (including the Targets) to, at Sellers’ expense, give any notices to third parties, and will use their reasonable best efforts, and will cause each such Affiliate to use its reasonable best efforts, at Sellers’ expense, to obtain all third-party consents that may be or may become reasonably necessary, proper or advisable to be obtained by Sellers or their Affiliates to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including those referred to in Section 4(c) above, the Lease Consents, and the items set forth in Section 5(b) of the Sellers Disclosure Schedule. Each of the Parties will (and Sellers will cause each Target to) (A) give any notices to, and make any filings with, any Governmental Authorities, and use its reasonable best efforts to obtain any Governmental Approvals, in each case, that are required in connection with the execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and (B) reasonably cooperate with the other Parties, and furnish the other Parties with such necessary information and reasonable assistance as such other Parties may reasonably request, in connection with the preparation of any such notices and filings and obtaining such Governmental Approvals, provided, however, in no event will any Party be required to disclose to any other Party any proprietary or commercially sensitive information in respect of itself or its Affiliates, or any personally identifiable information. Subject to Section 5(b)(v), each of the Parties shall use its reasonable best efforts to: (I) resolve any objections of any Governmental Authority with respect to the transactions contemplated hereby (including objections under antitrust or competition laws); (II) prevent the entry of and have vacated, lifted, reversed or overturned, any order of any Governmental Authority or other tribunal that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby; and (III) comply fully with all restrictions and conditions imposed or requested by any Governmental Authority in connection with granting any necessary consent or approval, including asset divestitures or conduct-limiting conditions.

(ii)           The Parties agree that they will consult with each other with respect to the obtaining of all required Governmental Approvals and each Party will keep the other Parties reasonably apprised of the status of matters relating to such Governmental Approvals. Buyer and Sellers shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under Applicable Law, each will consult the other on, any material filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, in no event will any Party be required to disclose to any other Party any proprietary or commercially sensitive information in respect of a Party or its Affiliates, or any personally identifiable information. Buyer and Sellers shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to Applicable Laws; provided, however, in no event will any party be required to disclose to any other Party any proprietary or commercially sensitive information in respect of a Party or its Affiliates, or any personally identifiable information.

(iii)           Subject to Applicable Law, Buyer and Sellers shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including promptly furnishing each other copies of any written or electronic communications.

(iv)          Each of Buyer, on the one hand, and Sellers, on the other hand, shall use reasonable best efforts to ensure that Representatives of the other have the right to attend or participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Authority (excluding any such event or portion thereof relating to matters that are confidential under Applicable Law) to the extent relating specifically to any Governmental Approvals required for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(v)           Notwithstanding anything herein to the contrary, Buyer shall not be obligated to take or refrain from taking or to agree to it, its Affiliates or any of the Targets or any of their respective Representatives taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement or any Ancillary Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, would or would reasonably be expected to result in a Burdensome Condition being imposed by a Governmental Authority. A “Burdensome Condition” shall mean any arrangement, condition or restriction (a) that would reasonably be expected to materially and adversely affect the economic, Tax or business benefits that Buyer and its Affiliates reasonably expect to derive from the transactions contemplated by this Agreement and the Ancillary Agreements, (b) that materially adversely affects the ability of the Targets, taken as a whole, to conduct the Business in the same manner as the Business is being conducted as of the date hereof, (c) requiring the sale, lease, license, disposal or holding separate of any material assets, rights, product lines, licenses, categories of assets or business or other operations or interests of Buyer, its Affiliates or the Targets, (d) that requires Buyer or any of its Affiliates to make available or provide any material capital contribution or enter into or provide any material indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement or maintaining a minimum risk-based capital level or rating (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to, or in connection with, any of the Targets (other than the capital contribution contemplated by Section 2(h)) or (e) that otherwise is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business, financial condition, operations or results of operations of Buyer or any of its Affiliates. Without the prior written consent of Buyer, Sellers shall not, and shall cause their respective Affiliates, the Targets and their respective Representatives not to, take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement or any Ancillary Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would constitute, or would reasonably be expected to result in the imposition of, a Burdensome Condition.

(c)           Separation and Transition Matters.

(i)            Promptly after the date hereof, and in any event within thirty (30) days hereafter, Sellers and Buyer shall each appoint a transition team to:

(A)          cooperate in good faith to develop a separation plan for separating the Business from the other businesses of Sellers and their Affiliates so as to minimize the adverse impact of such separation on each Party’s businesses, and

(B)           in accordance with Section 5(c)(iii), negotiate, prepare, supplement and finalize, where appropriate, the schedules to the Transition Services Agreement between the date hereof and the Closing, and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement attached hereto as Exhibit E.

(ii)           As soon as practicable after the date hereof, Sellers shall (and shall cause their Affiliates to) in compliance with applicable Laws, separate logically and physically the Systems of the Sellers and their Affiliates from the Systems of the Targets, in such a manner that, after the Closing, the Systems of the Targets are not accessible to Sellers and their Affiliates and the Systems of the Sellers and their Affiliates are not accessible to Buyer or its Affiliates, except as and to the extent such access is necessary for the provision or receipt of services pursuant to the Transition Services Agreement, the Administrative Services Agreement or as otherwise set forth therein, and shall protect the confidentiality of any Confidential Information of the Targets so long as Sellers or their Affiliates have access to such information.

(iii)           From the date hereof until the Closing, the Parties shall negotiate in good faith and reasonably cooperate in preparing, supplementing and finalizing any schedules to the Ancillary Agreements, including the addition of additional Services to the Service Schedules to the Transition Services Agreement, provided, that the Services, Service Charges, End Dates and other terms set forth in the Service Schedules (as such terms are defined in the Transition Services Agreement) that are included in the form of Transition Services Agreement attached hereto reflect the final agreement of the Parties as to the terms of such Services.

(d)           Operation of Business. Sellers will cause each Target not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will cause each Target not to engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(j) (whether or not the taking of such action is contemplated in the Sellers Disclosure Schedule, other than Section 5(d) thereof). Notwithstanding the foregoing:

(i)            Prior to Closing, Sellers shall cause the Targets to sell the securities listed in Section 5(d)(i) of the Sellers Disclosure Schedule to a purchaser (which may be a Seller or an Affiliate of Sellers) at the fair market value of such securities (as mutually agreed upon in writing by Buyer and Sellers) on the date of sale. The sale of such securities shall be reflected in the Targets’ Capital and Surplus consistent with the Agreed Accounting Principles; and

(ii)           Prior to Closing, Sellers shall cause the Targets to transfer all company-owned life insurance policies listed on Section 5(d)(ii) of the Sellers Disclosure Schedule to a Seller or an Affiliate of Sellers for no consideration. The transfer of such policies shall be reflected in the Targets’ Capital and Surplus consistent with Agreed Accounting Principles.

(e)           Preservation of Business. Sellers will cause each Target to (i) conduct the Business in the Ordinary Course of Business, (ii) keep available the services of officers and key employees, consultants and agents of the Business and (iii) keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships (contractual or otherwise) and goodwill with lessors, licensors, suppliers, customers, employees, consultants, agents, service providers and regulators. Without limiting the generality of the foregoing, Sellers will cause each Target to pursue any premium rate increase filings currently pending before any Insurance Regulator, and to make new premium rate increase filings with Insurance Regulators, in the Ordinary Course of Business; provided that the Targets shall not agree to any Premium Increase Related Commitment without the prior written consent of Buyer.

(f)            Full Access. Each Seller will permit, and Sellers will cause each Target to permit, Buyer and its representatives (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Targets or the Business, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Target or the Business. Buyer will treat and hold any Confidential Information it receives from any of Sellers or the Targets in the course of the reviews contemplated by this Section 5(f) in accordance with the Confidentiality Agreement. Sellers shall provide Buyer with reasonable access to Business Employee information. Sellers agree to supply any assistance and information (including initial employment dates, termination dates, reemployment dates, hours of service for purposes of the Family and Medical Leave Act, regular work schedule, compensation and Tax withholding history in a form that shall be usable by Buyer) as may be reasonably requested by Buyer in connection with the foregoing.

(g)           Notice of Developments.

(i)            Between the date of this Agreement and the Closing, Sellers shall promptly notify Buyer in writing if any of them becomes aware of (A) any fact or condition that causes or constitutes a breach of any of the representations and warranties in Section 3(a) or Section 4 hereof made as of the date of this Agreement or (B) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or any Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Sellers Disclosure Schedule, Sellers shall promptly deliver to Buyer a supplement or revision to the Sellers Disclosure Schedule specifying such change; provided that such delivery shall not affect any rights of Buyer under Sections 7, 8 or 9 hereof. During the same period, Sellers also shall promptly notify Buyer of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

(ii)           Subject to Section 3(b)(vii), between the date of this Agreement and the Closing, Buyer shall notify Sellers in writing if it becomes aware of the occurrence after the date of this Agreement of any fact or condition to which Buyer reasonably believes Sellers do not otherwise have Knowledge that would cause or constitute a breach of any of the representations and warranties in Section 3(a) or Section 4 hereof had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition.

(iii)          Between the date of this Agreement and the Closing, Sellers shall promptly deliver to Buyer copies of all Statutory Statements filed with or submitted to the applicable Insurance Regulators and any other Governmental Authority by or on behalf of the Targets.

(h)           Exclusivity. No Seller will (and Sellers will cause each Target not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or any portion of the Business, including the Transferred Assets or any capital stock or other voting securities, or any substantial portion of the assets, of any Target (whether structured as a merger, consolidation, share exchange, reinsurance transaction or otherwise) (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Acquisition Proposal. In the event that Sellers or any of their Affiliates (including the Targets) receive an Acquisition Proposal, Sellers shall promptly, but in no event later than forty-eight hours thereafter, notify Buyer in writing of such proposal and provide a copy thereof (if in written or electronic form) or, if in oral form, a written summary of the terms and conditions thereof, including the names of the interested parties.

(i)            Maintenance of Leased Real Property. Sellers will cause each Target to maintain the Leased Real Property, including all of the Improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.

(j)            Leases. Sellers will not cause or permit any Lease to be amended, modified, extended, renewed or terminated without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall Sellers permit any Target to enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property without the prior written consent of Buyer.

(k)           Tax Matters. Without the prior written consent of Buyer, no Target shall request any ruling or similar guidance with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Target for any period ending after the Closing Date or decreasing any Tax attribute of any Target existing on the Closing Date.

(l)            Confidentiality. Buyer acknowledges and agrees that the Mutual Confidentiality and Non-Disclosure Agreement dated February 7, 2015 (the “Confidentiality Agreement”), by and between Buyer and GAFRI, remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5(l) shall nonetheless continue in full force and effect.

(m)           Books and Records. Sellers shall, and shall cause each Target and, solely with respect to the Business, each of Sellers’ other Affiliates to, preserve and maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement. Prior to the Closing Date, the Parties shall develop and implement a plan that will result in the delivery or transfer, subject to compliance with applicable Law, of the Books and Records to Buyer (or a Person designated by Buyer) at the Closing in the manner (and in the case of physical Books and Records, at the location(s)) reasonably requested by Buyer to the extent not located at an office of the Targets.

(n)           Pre-Closing Confidentiality Agreements. Sellers shall request that all third parties who executed a Pre-Closing Confidentiality Agreement return to Sellers or the Targets or destroy all Confidential Information heretofore furnished to such third parties by or on behalf of Sellers or any of their Affiliates (including the Targets) as promptly as practicable following the date hereof, subject to the terms of such agreements. Effective as of the Closing Date, Sellers (on behalf of themselves and their Affiliates) hereby assign to Buyer all of their rights under each Pre-Closing Confidentiality Agreement. At the Closing, Sellers will deliver to Buyer a copy of each Pre-Closing Confidentiality Agreement.

(o)           Intercompany Obligations; Intercompany Agreements; Multiparty Contracts; Shared Contracts.

(i)            Sellers shall, and shall cause their Affiliates to, take such actions and make such payments as may be necessary (including executing one or more releases in form and substance reasonably satisfactory to Buyer) so that, immediately prior to the Closing, the Targets, on the one hand, and Sellers and their Affiliates (other than the Targets), on the other hand, shall make reasonable effort to settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, regardless of their maturity, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, fees and other amounts due or outstanding thereunder; provided, however, that if any such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Buyer. If any Intercompany Obligations (other than Intercomapny Obligations arising under Surviving Intercompany Agreements) are not settled prior to the Closing (such obligations, the “Unsettled Intercompany Obligations”), the Targets and Sellers will settle such Unsettled Intercompany Obligations as soon as reasonably practicable after Closing. The net amount of any Unsettled Intercompany Obligations shall be specifically identified in the Estimated Settlement Statement and the Final Settlement Statement. If such net amount is an amount payable by the Targets to Sellers and their Affiliates, such amount shall be taken into account in the computation of the Estimated Capital and Surplus and the Final Capital and Surplus. If such net amount is an amount payable by Sellers and their Affiliates to Targets, then for purposes of computing the Estimated Capital and Surplus and the Final Capital and Surplus such amount shall be deemed to be zero. Following such time as the Final Capital and Surplus is finally determined pursuant to Section 2(e), Targets shall have no liability to Sellers or any of their Affiliates for any Unsettled Intercompany Obligations that were not taken into account in the determination of Final Capital and Surplus, and as of such time Sellers shall, and shall cause their Affiliates to, fully and finally release any such obligations.

(ii)           On or prior to the Closing Date, Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary (including executing one or more instruments evidencing such termination and one or more releases, in each case, in form and substance reasonably satisfactory to Buyer) to terminate and irrevocably release and discharge the Targets from any and all liabilities and obligations arising in connection with all Intercompany Agreements other than (A) the Intercompany Agreements listed in Section 5(o)(ii) of the Sellers Disclosure Schedule and (B) the CMA (together, the “Surviving Intercompany Agreements”), after giving effect to Section 5(o)(i).

(iii)           With respect to each Multiparty Contract, Sellers shall, and shall cause each of their applicable Affiliates to, use reasonable best efforts to revise, amend or modify such Multiparty Contract so that, effective as of the Closing, (A) such Multiparty Contract is terminated with respect to each Target party thereto and such Target is irrevocably released and discharged from any and all liabilities and obligations arising in connection therewith; and (B) each such Target becomes party to a replacement Contract between such Target and the applicable third parties (but not any of Sellers or their Affiliates) under which, from and after the Closing, such Target is entitled to receive substantially the same benefits as such Target received prior to the Closing under such Multiparty Contract upon substantially similar terms, provided that any documentation relating to the foregoing clauses (A) and (B) above shall be in form and substance reasonably satisfactory to Buyer. From and after the Closing, Sellers shall indemnify and hold harmless the Targets, Buyer and their Affiliates from and against any Adverse Consequences resulting from, arising out of or relating to Sellers’ or their Affiliates’ actions or omissions (whether taken prior to, at or after the Closing) in connection with any Multiparty Contract.

(iv)           Sellers shall, and shall cause their Affiliates to, cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract that is not an Assigned Contract to enter into a new agreement with Buyer or one or both of the Targets (as designated by Buyer) as of the Closing with respect to the services provided under such Shared Contract that are related to the Business.

(p)           Ancillary Agreements. Immediately prior to the Closing, each Party shall, and shall cause its applicable Affiliates to, execute and deliver each of the Ancillary Agreements to which it will be a party.

(q)           Investment Assets. Sellers shall, within twenty (20) Business Days following the end of each calendar month, deliver to Buyer a list of (a) all Investment Assets owned by any of the Targets as of such month end, and if available, the market value thereof as of such month end, (b) all Investment Assets sold or otherwise disposed of by the Targets during the preceding month, (c) a list of the Investment Assets acquired by the Targets during the preceding month and (d) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent.

(r)           Bank Accounts. Prior to the Closing, Sellers and their Affiliates shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Targets to the individuals designated in writing by Buyer.

(s)           License Agreements. As promptly as practicable following the date hereof, Sellers shall, at Sellers’ sole cost and expense, take all necessary actions to cause (i) PDMA to grant to the Targets a license permitting each Target to use the software products owned or licensed to PDMA and known as LifePRO, including any modifications, enhancements and updates thereto (the “LifePRO Software”), on terms and conditions set forth in the LifePro License Agreement, (ii) HSI to grant to the Targets a license permitting each Target to use the Software and Work Products (as such terms are defined in the Master OnBase Agreement), including any modifications, enhancements and updates thereto (the “OnBase Software”), on terms and conditions substantially similar to the Master OnBase Agreement, and (iii) SunGard to grant to the Targets a license permitting each Target to use the Software and Documentation (as such terms are defined in the EAS Software License Agreement), including any modifications, enhancements and updates thereto (the “SunGard Software”), on terms and conditions substantially similar to the EAS Software License Agreement.

Section 6.              Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)           General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement or any other Transaction Agreement or otherwise make effective the transactions contemplated hereby or thereby, including transferring to Buyer or its designee any Transferred Asset that was not transferred to the Targets prior to the Closing, each of the Parties will, without further consideration, take such further actions (including the execution and delivery of such further conveyances, notices, instruments and documents) as any other Party may reasonably request. Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all Books and Records.

(b)           Access to Information.

(i)            Subject to applicable privileges (including the attorney-client privilege), Sellers, on the one hand, and Buyer, on the other hand, shall promptly afford the other Parties and their respective Representatives reasonable access, upon reasonable prior written notice and during normal business hours, to their respective books and records and financial data relating to the Targets or the Business with respect to periods prior to the Closing Date and, in the case of Buyer and its representatives, to Sellers’ and their Affiliates’ employees and auditors (including making such employees available as witnesses in hearings or trials), in each case, to the extent necessary or useful for the Party requesting such access in connection with (i) any audit, investigation, dispute or litigation and (ii) the preparation of financial statements, filings and other submissions with Governmental Authorities and Tax Returns; provided, that the Party requesting such access agrees to reimburse the other Parties promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request (unless the requesting Party is entitled to indemnification therefor under Section 8 below); provided, further, that the auditors and accountants of Sellers, Buyer or their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(ii)           Without regard to the limitations contained in Section 6(b)(i), but subject to Section 6(e), in the event that, prior to the expiration of the CMA, Buyer ceases to be subject to the periodic and current reporting requirements of Section 13(a) of the Securities Exchange Act, Buyer shall make available to GAFRI, and GAFRI shall have the right to inspect and audit (at GAFRI’s expense), through its Representatives, upon reasonable prior written notice and during normal business hours, the books and records and financial data of Buyer to the extent reasonably related to Buyer’s ability to perform its indemnification obligations under Section 8(c)(ii). GAFRI’s right to inspect and audit pursuant to this Section 6(b)(ii) shall not be terminated, abrogated or otherwise unenforceable due to the breach or alleged breach of this Agreement by the Sellers; provided that this Section 6(b)(ii) shall not relieve the Sellers of liability for such breach.

(c)           Transition. The Parties shall, or shall cause their applicable Affiliates to, perform their respective obligations under the Transition Services Agreement.

(d)           Intellectual Property License. Subject to compliance with the terms and conditions hereof, and effective as of the Closing, Sellers, on behalf of themselves and their Affiliates, hereby grant to Buyer and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicenseable, paid-up and royalty-free right and license to use the Seller Licensed IP Rights. Buyer shall, and shall cause its Affiliates and sublicensees to, use reasonable care, but by no means less than the same degree of care that Buyer employs for the protection of its own trade secrets and confidential information of a similar nature, to maintain and protect the trade secrets and confidential information included in Seller Licensed IP Rights.

(e)           Confidentiality. Sellers will (and will cause their Affiliates to) treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Sellers or any of their Affiliates are requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers or their Affiliates are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that Sellers shall (and shall cause their Affiliates to) use reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(f)           Removal of “Great American” Identifiers. As soon as reasonably practicable after the Closing Date, but in no event later than one hundred eighty (180) days after the Closing Date, Buyer shall cause the Targets to cease using the Great American Names and Marks as an identifier in the conduct of the Business as conducted by Buyer; provided, that in the event Buyer or any Target is required to obtain the approval of any Governmental Authority prior to taking the actions contemplated in this Section 6(f), Buyer and/or such Target shall use its reasonable best efforts to seek all such approvals as promptly as practicable after the Closing Date, including causing any required filings or notices with any Governmental Authorities to be made within ninety (90) days after the Closing Date, and shall take all actions contemplated in this Section 6(f) as soon as reasonably practicable after obtaining such approvals, but in no event later than one hundred eighty (180) days after the date such approvals are received.

(g)           Business Employees.

(i)            Buyer or an Affiliate of Buyer shall offer employment to all Business Employees, other than the Excluded Business Employees, effective upon the expiration of such Business Employee’s Employee Leasing Period (the “Employment Commencement Date”) on terms described in Section 6(g)(iii) below, and on the condition that such Business Employees (A) accept the employment offer in a timely fashion, and (B) meet Buyer’s reasonable employment requirements with respect to satisfactory results of background checks, drug tests, immigration verification and similar requirements (the “Buyer Employment Requirements”). A Business Employee who chooses to accept such offer of employment must respond in writing to Buyer’s offer within seven (7) Business Days after receipt of the offer. Buyer shall be under no obligation to employ any Business Employee who fails to accept Buyer’s offer of employment in a timely fashion or who fails to meet the Buyer Employment Requirements. Sellers shall use their best efforts to assist Buyer in its efforts to make offers of employment and to hire the employees receiving such offers under this Section 6(g)(i) and Sellers will not take, and will cause each of their Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with such efforts. Buyer shall determine whether to offer employment to any independent contractor who is a Business Employee and the terms of such offer.

(ii)           Buyer or an Affiliate of Buyer shall employ any Business Employee (other than an independent contractor) who (A) accepts the offer of employment in a timely fashion, and (B) meets the Buyer Employment Requirements (hereinafter a “Transferred Employee”). Transferred Employees shall become employees of Buyer or one of its Affiliates upon the Employment Commencement Date. A Business Employee who meets conditions (A) and (B) above but is on an approved leave of absence for any reason or on short-term or long-term disability on the Employment Commencement Date shall become an employee of Buyer or one of its Affiliates (and a Transferred Employee) only upon his or her return from such leave of absence or following such short-term or long-term disability and only if such Business Employee applies for employment with Buyer within ninety (90) days after the Employment Commencement Date. Complete copies of the personnel files of Transferred Employees shall be transferred to Buyer on or prior to thirty (30) days after the later of the Closing Date or the Transferred Employee’s date of hire, including all performance reviews..

(iii)           For the period beginning on the Employment Commencement Date and ending on the twelve (12)-month anniversary of the Closing, Buyer shall ensure that (A) the base salary and annual incentive bonus opportunity for a Transferred Employee is, in the aggregate, at least substantially comparable to the Transferred Employee’s base salary and annual incentive bonus opportunity as of the date of this Agreement and (B) the employee benefits (including severance benefits, but excluding any equity-based compensation) enjoyed by Transferred Employees are, in the aggregate, at least substantially comparable to those enjoyed by such Transferred Employees as of the date of this Agreement; provided, however, that a change in benefits by Sellers during the Employee Leasing Period shall not constitute a breach by Buyer of this Section 6(g). Buyer shall give each Business Employee credit for purposes of participation and vesting, but not benefit accrual, under and in accordance with the terms of Buyer’s employee benefit plans for years served with any Target or their Affiliates prior to the Closing Date; provided that no such service credit shall be recognized for purposes of pension and retiree health benefits or in a manner that would result in a duplication of benefits. Within thirty (30) days after the Employment Commencement Date, Sellers shall provide to Buyer accurate information about each Transferred Employee’s service with the Targets and their Affiliates.

(iv)           The Excluded Business Employees, any Business Employees who do not become Transferred Employees and all current and former employees, independent contractors and directors of the Targets, Sellers or their Affiliates, other than the Business Employees, and any liabilities associated with such Persons, shall remain the sole responsibility of Sellers. Notwithstanding the foregoing, neither Sellers nor their Affiliates shall pay any severance benefits or make any similar payments to any Business Employee who does not accept an offer from Buyer or an Affiliate of Buyer pursuant to Section 6(g)(i).

(v)           As of the Closing, the Targets shall terminate their participation in each Affiliate Benefit Plan, and in no event shall any Transferred Employee be entitled to accrue any benefits under any such Affiliate Benefit Plan with respect to services rendered or compensation paid on or after the Transferred Employee’s Employment Commencement Date. Sellers and their Affiliates shall retain all rights, obligations and liabilities under each Affiliate Benefit Plan, and neither Buyer nor the Targets shall assume any of such rights, obligations or liabilities. Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain or assume all obligations and liabilities with respect to employees whose employment with Sellers, Targets or any of their Affiliates has terminated at or prior to the final Employment Commencement Date, including without limitation any severance or retiree health benefits. As soon as practicable after the date on which a Transferred Employee terminates employment with a Seller or an Affiliate of Seller, such Seller or Affiliate shall pay to such Transferred Employee any unused vacation or paid time off in accordance with Sellers’ vacation or paid time off policy and applicable Law.

(vi)          Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain all liabilities and obligations for, and the responsibility for payment of, all covered medical, dental, life insurance, salary continuation, severance, disability and other welfare claims or expenses arising with respect to each Transferred Employee from events occurring at or prior to such Transferred Employee’s Employment Commencement Date, and neither Buyer nor any of the Targets shall assume or be responsible for any liability or obligation with respect to such claims or expenses. For purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; in the case of a hospital stay, when the employee or covered dependent first enters the hospital, and in the case of severance, when the employee is notified of his or her termination of employment.

(vii)         Sellers and their Affiliates shall be responsible for providing the continuation of group health coverage required by COBRA to any current or former employees of the Targets whose “qualifying event,” within the meaning of Code §4980B(f), occurred at or prior to the Employment Commencement Date (and such former employees’ “qualified beneficiaries,” within the meaning of Code §4980B(f)), subject to Buyer’s reimbursement obligations under the Employee Lease Agreement.

(viii)        Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any current or former employee of the Targets or their Affiliates incurred prior to the Employment Commencement Date.

(ix)           Nothing herein is intended to limit the right of Buyer or the Targets (A) to terminate the employment or service of any employee or independent contractor at any time, (B) to change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (C) to change or modify the terms or conditions of employment or service for any of their employees or independent contractors. Nothing in this Agreement shall be construed (I) to confer on any Person (including but not limited to Business Employees and current and former employees and independent contractors of Sellers, the Targets or their Affiliates), other than the Parties, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 6(g), (II) to cause any Person (including Business Employees and current and former employees and independent contractors of Sellers, Targets or their Affiliates) to be a third-party beneficiary of this Agreement, or (III) as an amendment or waiver of any Employee Benefit Plan.

(x)           Neither Sellers nor any of their Affiliates shall make any written or oral communications, other than in the ordinary course of Seller’s business, to any Business Employees pertaining to compensation or benefit matters relating to the period of time after the Employment Commencement Date without the prior written consent of Buyer.

(h)           Discontinuation of Use of Transferred Assets. From and after the Closing, Sellers and their Affiliates shall retain no rights in the Transferred Assets and shall not use or retain any copies of any Transferred Assets. For the avoidance of doubt, from and after the Closing Sellers and their Affiliates shall not use or retain any copies of, any Owned Business Intellectual Property (including any Transferred Assets included therein), and Sellers and their Affiliates retain no rights in the Owned Business Intellectual Property (including any Transferred Assets included therein).

(i)            Non-Solicitation. For a period of twenty-four (24) months following the Closing Date (i) Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit for employment or hire any Business Employee and (ii) Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any Person listed on Section 6(h) of the Sellers Disclosure Schedule; provided, however, that nothing in this Section 6(i) shall prohibit Buyer, Sellers or any of their respective Affiliates from engaging in general advertising not directed at any such employees or former employees.

(j)            Non-Competition.

(i)            Except as contemplated by the Transaction Agreements, for a period of twenty-four (24) months following the Closing Date (the “Non-Compete Period”), Sellers agree not to, and shall cause each of their Affiliates not to, directly or indirectly, engage, as a principal or jointly with others or otherwise, in the business of writing, issuing, selling, administrating, marketing or reinsuring any long-term care insurance business within the United States (a “Competing Business”). Sellers shall cause any and all obligations under this Section 6(j)(i) with respect to any Affiliate that ceases to be an Affiliate of Sellers during the Non-Compete Period to continue in full force and effect with respect to such Affiliate for the then remaining balance of the Non-Compete Period.

(ii)           Notwithstanding anything to the contrary set forth in Section 6(j)(i), and without implication that the following activities otherwise would be subject to the provisions of this Section 6(j), nothing in this Agreement shall preclude, prohibit or restrict Sellers from engaging, or require Sellers to cause any of their Affiliates not to engage, in any manner in any of the following:

(A)           making investments in the Ordinary Course of Business in Persons engaging in a Competing Business, provided that each such investment is a passive investment where Sellers and their Affiliates: (I) do not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity, (II) are not participants with any other Person in any group (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended) with such intention or right, and (III) own less than five percent (5%) of the outstanding voting securities (including convertible securities) of such entity; or

(B)           acquiring, merging or combining with any business that would otherwise violate this Section 6(j) that is acquired from any Person after the Closing Date (an “After-Acquired Business”); provided, that, either (I) at the time of such acquisition, merger or combination, the revenues derived from the Competing Business by the After-Acquired Business (the “Competing After-Acquired Revenues”) constitute no more than fifteen percent (15%) of the gross revenues of the After-Acquired Business in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination (the “Aggregate After-Acquired Revenues”), or (II) if at the time of such acquisition, merger or combination, the Competing After-Acquired Revenues constitute more than fifteen percent (15%) of the Aggregate After-Acquired Revenues then, within six (6) months after such acquisition, merger or combination, (x) Sellers and/or their Affiliates sign a definitive agreement to dispose, and subsequently dispose of, the relevant portion of the business or securities of such After-Acquired Business, or (y) Sellers and/or their Affiliates otherwise modify the After-Acquired Business such that the Competing After-Acquired Revenues constitute not more than fifteen percent (15%) of the Aggregate After-Acquired Revenues; in each case, only if none of the trademarks, service marks, trade names or other designations of Sellers are used in connection with such After-Acquired Business.

(iii)           The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 6(j) are fair and reasonable and are reasonably required for the protection of the Parties. If any of the restrictions or covenants in this Section 6(j) are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 6(j), or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. The Parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6(j) upon the courts of any jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each such jurisdiction being, for this purpose, severable into diverse and independent covenants.

(k)           Additional Obligations Regarding Transferred Assets and Shared Contracts.

(i)            If, on the Closing Date, any consent required to effect the Transfer of the Transferred Assets (including any assignment of the Assigned Contracts) from Sellers to the Targets pursuant to Section 2(b)(i) is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of applicable Law or would in the reasonable judgment of Buyer adversely affect the rights of the Targets thereto or thereunder so that the Targets would not in fact receive all such rights, then such Transferred Assets shall not be Transferred, and Sellers shall effectuate, at Sellers’ sole expense, an arrangement that is satisfactory to Buyer under which (A) the Targets would obtain the benefits associated with such Transferred Assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Targets or under which Sellers or its applicable Affiliates would enforce for the benefit of the Targets any and all of their rights against a third party associated with such Transferred Assets, and (B) Sellers would, or would cause their applicable Affiliates to, promptly pay to the Targets when received all monies received by them under any such Transferred Assets following the Closing; provided that the Parties shall continue to use their reasonable best efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers. In the event that a consent or waiver for the Transfer of any such Transferred Asset not Transferred at the Closing is obtained, Sellers shall Transfer, or cause their applicable Affiliates to Transfer, such Transferred Asset to the Targets at no additional cost. Sellers shall promptly reimburse Buyer and any of its Affiliates (including the Targets) for all reasonable out-of-pocket expenses incurred by Buyer or its Affiliates (including the Targets) in connection with the activities contemplated by this Section 6(k)(i). For the avoidance of doubt, nothing contained in this Section 6(k)(i) shall relieve or otherwise affect the rights and obligations of the Parties under Section 8.

(ii)           If, as of the Closing, the counterparty to any Shared Contract has not entered into a new agreement with Buyer or the Targets pursuant to which Buyer or the Targets will receive the services provided under such Shared Contract that are related to the Business following the Closing, Sellers shall, and shall cause their Affiliates to, continue to cooperate with Purchaser to the extent reasonably requested by Purchaser to cause the counterparty to any Shared Contract that is not an Assigned Contract to enter into such new agreement.

(l)            Insurance Matters.

(i)            With respect to occurrences taking place from and after the Closing Date, the Targets will cease to be insured by Sellers’ or their Affiliates’ blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover any of the Targets.

(ii)           With respect to events or circumstances relating to the Targets that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies of Sellers or their Affiliates (other than the Targets) and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Sellers or their Affiliates and that apply to the locations at which the Targets operate the Business, Buyer may, and may cause the Targets to, make claims under such policies and programs. Sellers will, and will cause their Affiliates to, provide reasonable cooperation and assistance in the pursuit of such claims.

(iii)           With respect to any open claims against the insurance policies of Sellers or their Affiliates (other than the Targets) relating to losses or damages suffered by the Targets prior to the Closing, Sellers shall (i) use reasonable best efforts to pursue such claims and shall reasonably cooperate with and assist Buyer and its Affiliates in doing the same and (ii) remit to the applicable Target any and all proceeds realized from such claims upon settlement of such claims.

(m)          Misdirected Payments.

(i)            Except as otherwise provided in the Administrative Services Agreement, if any Seller or any of their Affiliates receives any amount in respect of any of the Insurance Contracts (other than the Cigna Reinsured Business) or other amounts owing to the Targets, such Seller shall, or the Sellers shall cause their applicable Affiliate to, remit such amount to Buyer or the applicable Target within 30 days of receiving such amount.

(ii)           If Buyer or any of its Affiliates (including, after the Closing, the Targets) receives any amount owing to Sellers or their Affiliates (but not either of the Targets), Buyer shall, or shall cause such Affiliate to, remit such amount to a Seller or such applicable Affiliates within 30 days of receiving such amount.

(n)           Release.

(i)            Effective as of the Closing, each of Sellers, for itself and on behalf of its Affiliates (other than the Targets) and each of its and their successors, assigns, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of the Targets and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Target Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing; provided, however, without limiting Section 5(o)(i), that nothing contained in this Section 6(m)(i) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under any Surviving Intercompany Agreement or this Agreement and the Ancillary Agreements. Sellers shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Target Releasee based upon any matter released pursuant to this Section 6(m)(i). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or Target Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(ii)           Effective as of the Closing, Buyer on behalf of the Targets and each of their successors, assigns, heirs and executors (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Targets may have had prior to the Closing against any of Sellers or their Affiliates (other than the Targets) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing; provided, however, without limiting Section 5(o)(i), that nothing contained in this Section 6(m)(ii) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent arising under the Surviving Intercompany Agreements or this Agreement and the Ancillary Agreements. Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 6(m)(ii). The Parties hereby acknowledge and agree that the execution and delivery of this Agreement shall not constitute an acknowledgment of or an admission by any Buyer Releasor or Seller Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(iii)           Without limiting the generality of the foregoing, effective as of the Closing, Sellers hereby irrevocably and forever waive and release any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that Sellers might otherwise have against any of the Targets with respect to representations and warranties made and, the covenants, obligations and agreements to be performed at or prior to the Closing, by the Targets in this Agreement and the Ancillary Agreements and the certificate delivered at the Closing pursuant to Section 7(a)(v).

(o)           Data Security. With respect to any PII of Sellers transferred to Buyer or Targets or otherwise in Buyer’s or a Target’s possession, and with respect to any PII of the Targets or Buyer transferred to Sellers or otherwise in a Seller’s possession, the party possessing such information shall maintain the confidentiality of such information in compliance with its own privacy policy and terms of service and with applicable Law. If such party becomes aware of a breach of security which compromises any such PII in its possession if Buyer or a Target becomes aware of a breach of security which compromises the PII in its possession during the term of this Agreement, such party shall notify Buyer or Sellers (as applicable) in writing promptly of such breach or potential breach and assist such party in maintaining the confidentiality of such PII. As used herein, “PII” means: with respect to any policyholder, agent, or employee of Sellers, Targets, or Buyer, information relating to an individual that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual collected by or on behalf of Sellers, Buyer or Targets that Sellers, Buyer or Targets are required to keep confidential under applicable Law.

Section 7.               Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            (A) the representations and warranties set forth in Sections 3(a)(ii), 3(a)(v), 4(a)(i), and 4(b) above shall be true and correct in all respects at and as of the Closing Date, without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty, and (B) the other representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Sellers shall have performed and complied with all of their covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)           the Targets or Sellers, as applicable, shall have procured all of the third-party consents specified in Section 5(b) above;

(iv)           no Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation, (C) adversely affecting the right of Buyer to own the Targets and to control the Targets, or (D) materially and adversely affecting the right of any Target to own its assets and to operate its business;

(v)           each Seller shall have delivered to Buyer a certificate dated as of the Closing Date signed on behalf of each Seller by a duly authorized executive officer of such Seller to the effect that each of the conditions specified above in Sections 7(a)(i) - (iv) is satisfied in all respects;

(vi)          all Governmental Approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, including those set forth in Section 3(b)(ii) of the Buyer Disclosure Schedule, without the imposition of any Burdensome Condition;

(vii)         Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates representing all of the Transaction Shares, endorsed in blank or accompanied by duly executed assignment documents;

(viii)        Sellers or their applicable Affiliates (other than the Targets) shall have executed and delivered to Buyer the Ancillary Agreements to which they are contemplated to be a party and the same shall be in full force and effect;

(ix)           PDMA and the applicable Targets shall have executed and delivered the LifePRO License Agreement and the same shall be in full force and effect;

(x)           HSI and the applicable Targets shall have executed and delivered the OnBase License Agreement and the same shall be in full force and effect;

(xi)           SunGard and the applicable Targets shall have executed and delivered the SunGard License Agreement and the same shall be in full force and effect;

(xii)          Sellers shall have obtained and delivered to Buyer the written confirmation of Hannover Life Reassurance Company of America (”Hannover”) that Hannover will not exercise any right to demand that a third-party administrator provide administrative services following the Closing with respect to the insurance business reinsured under (a) that certain Reinsurance Agreement in Respect of Life Business between CGIC and Hannover, effective August 1, 2006 and (b) that certain Reinsurance Agreement in Respect of Health Business between CGIC and Hannover, effective August 1, 2006;

(xiii)         Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Targets, other than those directors and officers with respect to which Buyer has notified Sellers in writing at least five (5) Business Days prior to the Closing Date to not so resign;

(xiv)        all actions to be taken by Sellers in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Ancillary Agreements will be reasonably satisfactory in form and substance to Buyer;

(xv)         Sellers shall have obtained and delivered to Buyer a written consent for the assignment contemplated by the Austin Lease Assignment and the assignment of each of the other Leases, and, if requested by Buyer in connection with any Leased Real Property, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance reasonably satisfactory to Buyer;

(xvi)        Sellers shall have delivered to Buyer (A) copies of any amendments to Multiparty Contracts and other documentation required to be obtained by Sellers, the Targets and their respective Affiliates pursuant to Section 5(o)(iii) and (B) evidence that the Intercompany Agreements to be terminated in accordance with Section 5(o)(ii) have been so terminated;

(xvii)       Sellers shall have delivered to Buyer copies of the certificate of incorporation or similar Organizational Document of each Seller and each Target, certified as of a date that is no later than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xviii)      Sellers shall have delivered to Buyer copies of the certificate of good standing of each Seller and each Target, issued as of a date that is no later than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xix)         Sellers shall have delivered to Buyer a certificate duly executed by the Secretary or an Assistant Secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of incorporation or similar Organizational Document of such Seller since the date specified in clause (xvi) above; (B) the bylaws of such Seller; (C) the resolutions of the board of directors (or a duly authorized committee thereof) of such Seller authorizing the execution, delivery, and performance of this Agreement and each other Transaction Agreement to which such Seller is a party, and (D) incumbency and specimen signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xx)          Sellers shall have delivered to Buyer the Books and Records;

(xxi)         each Seller shall have delivered to Buyer a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Reg. §1.1445-2(b), with respect to which Buyer shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Reg. §1.1445-4;

(xxii)        GAFRI shall have executed and delivered to Buyer the warrant agreement substantially in the form attached hereto and incorporated herein as Exhibit G; and

(xxiii)       Sellers shall have delivered to Buyer a complete list of all sales or use, personal property, unclaimed property/escheat, or other Tax Returns described in Section 4(m)(iii) and not previously disclosed.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Sellers’ Obligation. The Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)             (A) the representations and warranties set forth in Section 3(b)(ii) above shall be true and correct in all respects at and as of the Closing Date, without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty, and (B) the other representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Buyer shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)           no Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation;

(iv)           Buyer shall have delivered to Sellers a certificate dated as of the Closing Date signed on behalf of Buyer by a duly authorized executive officer of Buyer to the effect that each of the conditions specified above in Sections 7(b)(i) -(iii) is satisfied in all respects;

(v)           all Governmental Approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, including those set forth in Section 4(c)(ii) of the Sellers Disclosure Schedule;

(vi)           Buyer shall have delivered to Sellers a duly executed Form W-9 for Buyer;

(vii)         Buyer or its applicable Affiliates (including the Targets) shall have executed and delivered the Ancillary Agreements to which they are contemplated to be a party and the same shall be in full force and effect;

(viii)        Buyer shall have executed and delivered to GAFRI the warrant agreement substantially in the form attached hereto and incorporated herein as Exhibit G; and

(ix)           all actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Ancillary Agreements will be reasonably satisfactory in form and substance to Sellers.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

Section 8.               Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties and Covenants. All of the representations and warranties of Sellers or Buyer contained in or made in this Agreement or in any certificate furnished pursuant to this Agreement, and any covenants that by their terms are to be performed in full at or prior to the Closing shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except that (i) the representations and warranties contained in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 3(b)(i), 3(b)(ii), 3(b)(iv), 4(a)(i), 4(b), 4(d) and 4(e) shall survive the Closing and continue in full force and effect indefinitely, (ii) the representations and warranties contained in Section 4(g)(iii) shall survive the Closing and continue in full force and effect until the date on which the Final Settlement Statement is determined in accordance with Section 2(e)(iv), (iii) the representations and warranties contained in Sections 4(dd), 4(ee) and 4(gg) shall survive the Closing and continue in full force and effect for a period of thirty-six (36) months thereafter and (iv) the representations and warranties contained in Sections 4(m) shall survive the Closing and continue in full force and effect until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants of the Parties to be performed following the Closing shall survive the Closing for the period specified therein, if any, or, if later, until fully performed.

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)            In the event of any inaccuracy in, breach of or failure to perform any representation, warranty or covenant of Sellers contained in this Agreement or in any certificate furnished by Sellers pursuant to this Agreement (determined, for purposes of this Section 8(b)(i), without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty), and provided that Buyer makes a written claim for indemnification against Sellers within the applicable survival period, then the Sellers shall be obligated jointly and severally to indemnify, defend and hold harmless Buyer, each of its Affiliates (including the Targets) and their respective officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences the Buyer Indemnitees may suffer (including any Adverse Consequences the Buyer Indemnitees may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such inaccuracy, breach or failure; provided, however, that Sellers shall not have any obligation to indemnify, defend or hold harmless the Buyer Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Sellers (other than any representation or warranty in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 4(a)(i), 4(b), 4(d), 4(g)(iii) and 4(m), and any representation or warranty in Sections 4(c), 4(q) and 4(w) to the extent relating to any Reinsurance Agreements that are not listed in Section 4(c)(i), 4(q), 4(w)(i)(A), 4(w)(i)(B), 4(w)(i)(C), 4(w)(ii) or 4(w)(iii) of the Sellers Disclosure Schedule, in each case, as to which this proviso shall not apply) until the Buyer Indemnitees have suffered Adverse Consequences by reason of all such inaccuracies and breaches in excess of an aggregate deductible amount equal to $225,000 (after which point Sellers will be obligated only to indemnify the Buyer Indemnitees from and against Adverse Consequences in excess of such amount) provided, that, for the purposes of determining whether the deductible amount has been met or exceeded, claims for Adverse Consequences arising from a single event or a group or series of related events that are, individually or in the aggregate, less than $50,000 shall be excluded; and provided, further, that there will be an aggregate ceiling in an amount equal to $7,000,000 on the obligation of Sellers to indemnify, defend and hold harmless the Buyer Indemnitees from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Sellers (other than any representation or warranty in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 4(a)(i), 4(b), 4(d), 4(f), 4(g)(iii) and 4(m), as to which such aggregate ceiling shall not apply). For the avoidance of doubt, Buyer’s failure to make a written claim for indemnification with respect to any such inaccuracy, breach or failure within the applicable survival period shall result in Sellers having no liability under this Section 8(b)(i) for any such inaccuracy, breach or failure. The parties expressly intend this Section 8(a) to modify any otherwise applicable statute of limitations under Delaware Law.

(ii)           Each Seller shall be jointly and severally obligated to indemnify, defend and hold harmless the Buyer Indemnitees from and against all Excluded Liabilities.

(c)           Indemnification Provisions for Sellers’ Benefit.

(i)            In the event of any inaccuracy in, breach of or failure to perform any representations, warranties, or covenants of Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement (determined, for purposes of this Section 8(c)(i), without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty), and provided that any Seller makes a written claim for indemnification against Buyer within the applicable survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer agrees to indemnify, defend and hold harmless each Seller, its Affiliates and their respective officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such inaccuracy, breach or failure; provided, however, that Buyer shall not have any obligation to indemnify, defend or hold harmless the Seller Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Buyer (other than any representation or warranty in Sections 3(b)(i), 3(b)(ii) and 3(b)(iv), as to which this proviso shall not apply) until the Seller Indemnitees have suffered Adverse Consequences by reason of all such inaccuracies and breaches in excess of an aggregate deductible amount equal to $225,000 (after which point Buyer will be obligated only to indemnify the Seller Indemnitees from and against Adverse Consequences in excess of such amount) provided, that, for the purposes of determining whether the deductible amount has been met or exceeded, claims for Adverse Consequences arising from a single event or a group or series of related events that are, individually or in the aggregate, less than $50,000 shall be excluded; and provided, further, that there will be an aggregate ceiling in an amount equal to $7,000,000 on the obligation of Buyer to indemnify, defend and hold harmless the Seller Indemnitees from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Buyer (other than any representation or warranty in Sections 3(b)(i), 3(b)(ii) and 3(b)(iv), as to which such aggregate ceiling shall not apply).

(ii)           In the event that any amounts are actually paid after the Closing by GAFRI to UTAIC or CGIC pursuant to (A) the Capital Maintenance Agreement, effective as of January 1, 2016, between GAFRI and UTAIC or (B) the Capital Maintenance Agreement, effective as of January 1, 2016, between GAFRI and CGIC ((A) and (B) collectively, the “CMA”), then Buyer shall indemnify GAFRI for the amount of such payments. For each such payment made by GAFRI, Buyer’s corresponding indemnification payment to GAFRI hereunder shall be made by Wire Transfer on the same calendar day; provided, for any such payment made by GAFRI on a date other than the due date under the CMA, or for any such payment made after 12:00 p.m. Local Standard Time, the corresponding indemnification payment by Buyer shall be payable on the following Business Day. Buyer shall not be entitled to offset any of its indemnification obligations under this Section 8(c)(ii) against any obligation, loss, damage, claim, expense or other amount owed by GAFRI or any of its Affiliates to Buyer or any of its Affiliates, whether arising under this Agreement or otherwise. Without limiting the generality of the foregoing, GAFRI’s right to indemnity under this Section 8(c)(ii) is not subject to any of the limitations contained in Section 8(a) and Section 8(c)(i). In the event of any default by Buyer in the payment of any indemnification amount under this Section 8(c)(ii), interest shall accrue thereon at a rate of 15% per annum from the date of default.

(d)           Matters Involving Third Parties.

(i)            If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii)           Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by providing written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim to the Indemnifying Party; provided, however, that the Indemnifying Party shall conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights to assume the defense of such Third-Party Claim. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that if the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates a conflict of interest under applicable standards of professional conduct of attorneys or prejudices the defenses available to the Indemnified Party, then the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party that it will assume the defense of such Third Party Claim, and the Indemnifying Party shall reimburse the Indemnified Party for any expenses, including fees and expenses of counsel, incurred in connection with such defense promptly upon written request therefor.

(iii)           So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement (I) involves only the payment of money damages by one or more of the Indemnifying Parties, (II) does not impose an injunction or other equitable relief upon the Indemnified Party, (III) includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (IV) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv)          In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, such Third-Party Claim in any manner he, she, or it reasonably deems appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(v)           If there shall be any conflicts between the provisions of this Section 8(d) and Section 9(f) (relating to Tax contests), the provisions of Section 9(f) shall control with respect to Tax contests.

(e)           Determination of Adverse Consequences. Indemnification payments under this Section 8 and Section 9 with respect to any Adverse Consequences shall be an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Adverse Consequences (the “Indemnified Event”). For the avoidance of doubt, the calculation of indemnity payments shall be made only on a pre-tax basis and shall not take into account the federal, state, local or other Tax impact to the Buyer, Sellers or Targets in making or receiving such payments. For purposes of determining the amount of any Adverse Consequences subject to indemnification pursuant to this Section 8, the amount of such Adverse Consequences shall be determined net of any amounts specifically reflected in the Final Settlement Statement and directly resulting from the facts, events or circumstances giving rise to such Adverse Consequences. There shall be no indemnification for breaches of representations and warranties under this Section 8 with respect to any Adverse Consequence to the extent (and only to the extent) that such Adverse Consequence is indemnified pursuant to Section 9(a) or Section 9(j). All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the Applicable Rate as of the date the applicable claim for indemnification is made). The Parties shall make appropriate adjustments for insurance coverage payments actually received (taking into account any costs, expenses, premiums and taxes incurred by the Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 and Section 9 shall be deemed adjustments to the Purchase Price to the extent permitted by applicable Law.

(f)           No Punitive Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages other than punitive damages timely paid to a third party.

(g)           Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a right to indemnification hereunder. The Indemnifying Party shall promptly reimburse the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party in connection with such mitigation; provided, that Sellers shall advance any Buyer Indemnitee’s costs and expenses in connection with mitigation of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Liability.

(h)           Exclusive Remedy. Other than the Parties’ specific performance rights and remedies under Section 11(j) hereof, and except in the case of fraud or willful misconduct, Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this Section 8 and in Section 9 shall be the exclusive remedy of Buyer and Sellers with respect to (i) any inaccuracy or breach of any representations or warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement or (ii) any failure to perform any covenants contained in this Agreement. Without limiting the generality of the foregoing, Buyer and Sellers hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental, health, or safety matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA.

(i)            Form of Indemnification Payment. All indemnification payments made pursuant to this Section 8 or Section 9 shall be made in cash by Wire Transfer. Notwithstanding the foregoing, subject to Section 2(k), if such cash payment by Sellers would result in the aggregate net consideration received by Sellers under this Agreement being comprised of less than 25% cash, such payment shall be instead made (i) first, in cash up to the amount that would result in the aggregate net consideration received by Sellers under this Agreement being 25% cash and (ii) second, in Buyer Notes (valued at the aggregate principal amount thereof) or shares of common stock of Buyer (valued for such purpose at the price per share equal to the 30-Day VWAP as of the date of such payment) held by Sellers, or a combination thereof, at the option of Buyer, up to the value of Buyer Notes and Buyer common stock held by Sellers, and (iii) third, any remaining amount of such payment, in cash.

Section 9.               Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

(a)           Tax Indemnification.

(i)            Each Seller shall jointly and severally indemnify Buyer Indemnitees and hold them harmless from and against all Adverse Consequences incurred by such Buyer Indemnitees in connection with or arising from: (i) all Taxes (or the non-payment thereof) imposed on the Targets, or for which the Targets may otherwise be liable, for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), other than Taxes imposed as a result of any transaction that occurs on the Closing Date after the effective time of the Closing, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, (iii) any and all Taxes of any Person (other than the Targets) imposed on the Targets as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Section 338 Taxes, and (v) any and all Taxes arising from or attributable to any breach by Sellers of a Tax covenant under this Agreement; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Sellers shall be liable only to the extent that such Taxes are not taken into account in computing Capital and Surplus as of the Closing.

(ii)           Buyer shall indemnify Seller Indemnities and shall hold them harmless from and against Adverse Consequences incurred by such Seller Indemnitees in connection with or arising from all Taxes (or the non-payment thereof) imposed on the Targets, or for which Targets may otherwise be liable, excluding Taxes for which Sellers are responsible under this Section 9(a).

(b)           Straddle Period. Any liability for Taxes attributable to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and the portion of the taxable period beginning on the day after the Closing Date, (i) in the case of real and personal property Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the end of the Closing Date, except, however, (A) that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the remaining portion of such Straddle Period in proportion to the number of days in each such portion; and (B) if the Closing Date is not the first or last calendar day of a month and income shall not be determinable by a closing of the books, Income Taxes shall be determined for the period up to and including the Closing Date and the period after the Closing Date pursuant to the monthly allocation method prescribed in Treasury Regulation Section 1.1502-76(b)(2)(iii).

(c)           Responsibility for Filing Tax Returns. Sellers shall (i) include the income of the Targets (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal Income Tax Returns of Sellers and on the appropriate combined or consolidated state Income Tax returns for all periods through the end of the Closing Date and pay any Income Taxes attributable to such income, and (ii) timely file or cause to be timely filed when due all other Tax Returns that are required to be filed by or with respect to any of the Targets for taxable years or periods ending on or before the Closing Date and pay any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared and filed in a manner consistent with prior custom and practice, except as required by any change in applicable Law. Buyer shall cause the Targets to furnish Tax information to Sellers for inclusion in the Targets’ Tax Returns for the period that includes the Closing Date in accordance with the Targets’ past custom and practice. Buyer shall cause the Targets to file all other Tax Returns for all periods other than periods ending on or before the Closing Date, and to pay any Taxes due in respect of such periods. Without the prior written consent of Sellers, such consent not to be unreasonably withheld, Buyer shall not, and shall not permit any of its Affiliates or the Targets to, amend any Tax Returns or make or change any Tax election or accounting methods, in each case with respect to any Target relating to a Pre-Closing Tax Period or a Straddle Period, except to the extent required by applicable Tax Law. Upon a determination by Buyer or any such Affiliate or Target that such amendment or making or changing of any Tax elections or accounting methods is so required, Buyer shall promptly notify Sellers of such determination. Sellers or Buyer shall reimburse the other Party the Taxes for which Sellers or Buyer is liable pursuant to Section 9(a) but which are remitted in respect of any Tax Return to be filed by the other Party pursuant to this Section 9(c) upon the written request of the Party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than thirty (30) days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Section 8.

(d)           Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or any Target, and any amounts credited against Tax to which Buyer or any Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit (less Buyer’s reasonable out-of-pocket expenses incurred in connection with obtaining such refund or credit) within ten (10) days after receipt or entitlement thereto; provided, however, that Buyer shall be entitled to any refund or credit taken into account in computing Capital and Surplus as of the Closing. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or Targets of any amount accrued as a liability on the Final Settlement Statement, Buyer shall pay such amount to Sellers within ten (10) days after receipt or entitlement thereto. None of Buyer, Buyer’s Affiliates or Targets shall carry back to a Tax year or period that ends on or before the Closing Date any item of loss, deduction, or credit or any net operating loss, net capital loss or other Tax credit or benefit that is attributable to, arises from or relates to any Tax year or period that ends after the Closing Date, except as required by Law. To the extent any carryback is required by Law, Buyer shall be entitled to any refund or credit with respect to state and local or non-U.S. Taxes (including any interest relating thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any Target, and any such refund or credit (less Sellers’ reasonable out-of-pocket expenses incurred in connection with obtaining such refund or credit) to which Sellers are entitled shall be paid by Sellers to Buyer within thirty (30) days after any Seller becomes entitled thereto. Either party shall take reasonable steps as may be requested by the other party to obtain any refund or credit to which any one party is entitled under this subparagraph (d).

(e)           Cooperation on Tax Matters.

(i)            Buyer, Targets and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Targets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)           Buyer and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)           Buyer and Sellers further agree, upon request, to use reasonable efforts to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(f)            Contest Provisions.

(i)            Buyer shall notify Sellers in writing upon receipt by Buyer or any of Buyer’s Affiliate, or, after the Closing Date, the Targets, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Sellers’ ability to contest any such Tax liabilities.

(ii)           Sellers shall have the sole right to represent the Targets’ interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Sellers would be required to indemnify any Buyer Indemnitee pursuant to paragraph (a) of this Section 9 and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of such Seller’s choice at such Seller’s expense; provided, however, that such Seller shall have no right to represent any Target’s interests in any Tax audit or administrative or court proceeding unless (A) such Seller shall have first notified Buyer in writing of such Seller’s intention to do so and of the identity of counsel, if any, chosen by such Seller in connection therewith, and (B) that such Seller agrees with Buyer that, as between Buyer and such Seller, such Seller shall be liable for any Adverse Consequences relating to Taxes that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at any such audit or proceeding, other than any audit or proceeding relating to any consolidated Income Tax Return. Notwithstanding the foregoing, neither Sellers nor any Affiliate of Sellers shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of Buyer or any Buyer Affiliate or the Targets for any period after the Closing Date to any extent unless Sellers have indemnified Buyer and each Buyer Affiliate (including the Targets) against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer.

(iii)           Buyer shall have the sole right to represent the Targets’ interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Seller has exercised such right pursuant to paragraph (f)(ii) of this Section 9 and to employ counsel of Buyer’s choice at Buyer’s expense.

(iv)           Nothing herein shall be construed to impose on Buyer any obligation to defend the Targets in any Tax audit or administrative or court proceeding under Section 9(f)(ii) or Section 9(f)(iii). Any proceeding with respect to which Sellers do not assume control in accordance with this Section 9(f) may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Indemnitees right to indemnification under this Agreement.

(g)           Tax-Sharing Agreements. All Tax Sharing Arrangements or similar agreements with respect to or involving Targets shall be applied to the period that includes the Closing Date and shall be terminated as they apply to Targets as of the Closing Date and, for taxable years commencing after the Closing Date, Targets shall not be bound thereby or have any liability thereunder.

(h)           Transfer Taxes. Any and all Taxes arising from any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement shall be paid one-half by Sellers and one-half by Buyer when due.

(i)            Section 338(h)(10) Election.

(i)            Buyer and Sellers shall jointly make a timely election under Section 338(h)(10) of the Code on IRS Form 8023 for the Targets. Buyer and Sellers agree to file such Form with the relevant tax authorities, and Buyer and Sellers each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any tax authority, in a manner consistent with such election. Each of Buyer and Sellers agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any election under Code §338(h)(10) made by the Parties hereunder.

(ii)           Within one hundred and fifty (150) days following the Closing Date or, if later, within sixty (60) days following the determination of the Final Capital and Surplus, Sellers shall deliver to Buyer a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP (as such term is defined in Treas. Reg. §1.338-4, taking into account Treas. Reg. §1.338-11) for the assets of the Targets for which an election under Code §338(h)(10) will be made, among the assets of such Targets. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Code §338(h)(10) and the Treasury Regulations thereunder. If, within thirty (30) days following delivery of the Preliminary Allocation Schedule, Buyer has not notified Sellers in writing of its disagreement with the Preliminary Allocation Schedule, the Preliminary Allocation Schedule shall be final and binding. If within such 30-day period Buyer so notifies Sellers, Buyer and Sellers shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding. However, if Buyer and Sellers are unable to resolve any disagreement within thirty (30) days after notification of disagreement, then Buyer and Sellers shall each prepare their own Preliminary Allocation Schedule following its interpretation of the applicable Treasury Regulations under Code §338(h)(10). Each of Buyer and Sellers agrees that neither it nor any of its Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with any final and binding Preliminary Allocation Schedule, provided that adjustments may be made to reflect any transaction costs not included in the Preliminary Allocation Schedule or any Reserve Release Payments or other payments made after the Closing that are treated as adjustments to the Purchase Price.

(j)            Product Tax Claims.

(i)            During the period that Great American Life Insurance Company (“GALIC”) provides administrative services with respect to a given Insurance Contract under the Administrative Services Agreement, Sellers shall be responsible for taking the appropriate corrective action required under Section 4(m)(xiv) and for remedying any breach of a representation or warranty under Section 4(m)(xiv)-(xviii), in each case with respect to such Insurance Contract. Sellers shall be responsible for the cost of all such corrective action or for curing any such breach, including the cost and fees of attorneys, accountants, and consultants hired by Sellers with respect to correction or negotiations related thereto, the amount of any compliance fee paid under a closing agreement with the Internal Revenue Service, and for all related mailing costs to Insurance Contract owners. If a Third-Party Claim asserts that a breach of a representation or warranty under Section 4(m)(xiv)-(xix) may havehas occurred, but Sellers dispute that claim, Sellers may contest that claim, and Sellers shall pay the costs and fees of discussions, proceedings, negotiations, or litigation, as well as any resulting judgment, award, settlement or final assessment arising out of or related to that claim. Sellers shall be authorized to represent the Targets in all discussions or other proceedings with the Internal Revenue Service related to corrective action and in all proceedings related to disputed claims, and shall control the negotiations with the Internal Revenue Service or any proceedings related to a disputed Third Party Claim, and Targets shall provide Sellers designated representatives with a power of attorney as appropriate for this purpose. Sellers shall notify Buyer of any acknowledged or alleged breach of a representation or warranty under Section 4(m)(xiv)-(xviii) that may have a Material Adverse Effect, and shall keep Buyer informed about the progress of any negotiations or proceedings and about any corrective actions taken with respect thereto.

(ii)           After the period that GALIC provides administrative services with respect to a given Insurance Contract under the Administrative Services Agreement, the Buyer Indemnitees may bring a claim pursuant to Section 8(b) that relates to a breach of a representation or warranty under Section 4(m)(xiv)-(xviii) with respect to such Insurance Contract. Buyer may bring such claim even if no related Third-Party Claim has been first asserted or made against Buyer with respect thereto; provided, however, that any such claim must be based on the good faith determination by Buyer that a breach of a representation or warranty under Section 4(m)(xiv)-(xviii) has occurred and has not been corrected. If any Buyer Indemnitee brings a claim for a breach of a representation or warranty under Section 4(m)(xiv)-(xviii) with respect to which no Third-Party Claim has previously been asserted, Sellers and Buyer shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 4(m)(xiv)-(xviii) has occurred and, if necessary, to develop corrective measures that are reasonable and efficacious, taking into account all of the relevant facts and circumstances then applicable. For the avoidance of doubt, the amount of any Adverse Consequences with respect to any such claim shall include all costs and expenses reasonably incurred by the Buyer Indemnitees (including allocable employee compensation and other internal costs and fees and expenses of attorneys, accountants, consultants and others and other out-of-pocket expenses) to analyze and correct or repair any information technology to avoid a recurrence of the circumstances that provided the basis for such claim (regardless of whether such circumstances would reasonably be expected to arise solely with respect to policies or contracts issued or administered following the Closing Date using such information technology).

(iii)           After the period that GALIC provides administrative services with respect to a given Insurance Contract under the Administrative Services Agreement, if Sellers and Buyer cannot agree whether a breach of a representation or warranty under Section 4(m)(xiv)-(xviii) has occurred with respect to such Insurance Contract, or with respect to the appropriate reasonable and efficacious corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm mutually agreed on by Buyer and Sellers, and any such determination by such law firm, accounting firm or actuarial firm shall be final. Such law firm, accounting firm or actuarial firm shall render a determination within sixty days of the referral of such matter for resolution. The fees and expenses of such accounting firm or actuarial firm shall be borne equally by Buyer and Sellers. In the event that the corrective measures described in this Section 9(j) include making any request to the Internal Revenue Service for relief with respect to such failure, Buyer and Sellers shall jointly participate in all discussions or other proceedings with the Internal Revenue Service, including attendance at meetings and joint approval of all written submissions. Buyer shall control the decision of whether or not to enter into a closing agreement or other arrangement with the Internal Revenue Service in connection with such discussions or other proceedings, provided that Buyer shall not enter into any such closing agreement or other arrangement without the consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall control the implementation of the corrective measures described in this Section 9(j).

Section 10.             Termination.

(a)           Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)            Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           Buyer or Sellers may terminate this Agreement in the event of the issuance of a final, non-appealable Governmental Order or the enactment of any Law, in each case, that prohibits or restrains any Party from consummating the transactions contemplated hereby or by the Ancillary Agreements;

(iii)           Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing: (A) in the event any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach is not capable of being cured or is capable of being cured and has continued without cure for a period of thirty (30) days after the notice of breach; (B) if the Closing shall not have occurred on or before October 31, 2015 (the “Outside Date”), unless the failure to consummate the Closing results primarily from Buyer itself materially breaching any representation, warranty, or covenant contained in this Agreement, or breaches of any representation, warranty, or covenant contained in this Agreement by Buyer, on the one hand, and Sellers, on the other hand, are equally responsible for such failure; or (C) there shall have occurred and be continuing for thirty (30) days any change, event or condition, which individually or in the aggregate, results in or would reasonably be expected to result in, a Material Adverse Effect; and

(iv)          Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach is not capable of being cured or is capable of being cured and has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Date, unless the failure to consummate the Closing results primarily from any Seller materially breaching any representation, warranty, or covenant contained in this Agreement, or breaches of any representation, warranty, or covenant contained in this Agreement by Buyer, on the one hand, and Sellers, on the other hand, are equally responsible for such failure; provided, that the Outside Date may be extended by not more than sixty (60) days by Buyer by written notice to Sellers if the Closing shall not have occurred as a result of the condition set forth in Section 7(a)(vi) failing to have been satisfied and Buyer reasonably believes that the relevant approvals will be obtained during such extension period.

(b)           Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of this Agreement for such breach or any liability of any Party for fraud); provided, however, that this Section 10(b), Section 11 and the confidentiality provisions contained in Section 5(f) above shall survive termination.

Section 11.             Miscellaneous.

(a)           Nature of Sellers’ Obligations. All representations, warranties, and covenants of Sellers in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8(b)(i) above for the entirety of any Adverse Consequences any Buyer Indemnitee may suffer as a result of any breach or inaccuracy thereof.

(b)           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of Buyer and Sellers (which approval shall not be unreasonably withheld, delayed or conditioned); provided, however, that any Party or any Affiliate of any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise and connect with the other Parties prior to making the disclosure).

(c)           No Third-Party Beneficiaries. Except as expressly set forth in this Agreement, including among the exceptions Section 8 with respect to Buyer Indemnitees and Seller Indemnitees, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)           Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, Annexes, Attachments and Exhibits hereto and thereto) contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto other than the Confidentiality Agreement (which shall terminate on the Closing Date, to the extent not previously terminated), to the extent not in conflict with this Agreement.

(i)            Buyer acknowledges that the only representations or warranties made by the Sellers are as set forth in this Agreement. Buyer acknowledges that, except as set forth herein, no person has made any representation or warranty to Buyer with respect to: (i) any information set forth in the materials the Sellers or their Affiliates or agents prepared for parties interested in investing in or acquiring the Targets or (ii) any other financial projection or forecast delivered by or on behalf of the Buyer or the Sellers. Buyer acknowledges that: (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) it is familiar with such uncertainties; (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it; and (D) it shall have no claim against any Person with respect to any such projection or forecast (other than in the case of fraud).

(ii)           Buyer acknowledges that it has conducted to its satisfaction an investigation and verification of the financial condition, operations, assets, liabilities and properties of each of the Targets. Buyer and Sellers acknowledge that in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied and will rely solely on the results of its own investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement, including the Schedules (and any updated Schedules). Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Sellers or any of their respective representatives or relied upon by Buyer. THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS IN ARTICLES 3(A) AND 4 HEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HERBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OF NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLERS.

(e)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers, and any such assignment that is not consented to shall be null and void; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding the foregoing, nothing contained in this subsection shall change or modify the form of the non-cash consideration or issues of the non-cash consideration set forth in Section 2 hereof.

(f)           Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or PDF), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail with receipt confirmed, or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

Great American Financial Resources, Inc.
301 East 4th Street, 39th Floor
Cincinnati, Ohio 45202
Facsimile: 513-357-3397
Email: mmuething@gafri.com
Attention: Mark F. Muething

With a copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Facsimile: 513-579-6457
Email: rlesan@kmklaw.com
Attention: Robert C. Lesan

If to Buyer:

HC2 Holdings, Inc.

490 Herdon Parkway, Suite 150
Herdon, Virginia 20170
Facsimile:
Email:
Attention: CEO

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile: 212-909-6836
Email: mddevins@debevoise.com
Attention: Michael D. Devins

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

(j)            Specific Performance. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek injunctive or other equitable relief to obtain specific performance of the terms and provisions of this Agreement and to prevent breaches of this Agreement and to thereafter cause the transactions hereby contemplated to be consummated, in each case, if the conditions set forth in Section 7(a) and Section 7(b) have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing), without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that by seeking the remedies provided for in this Section 11(j) , a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11(j) are not available or otherwise are not granted.

(k)           Arbitration; Consent to Jurisdiction.

(i)            The Parties hereby agree that any dispute or controversy arising out of or in connection with this Agreement or the transactions hereby contemplated (a “Dispute”) shall be arbitrated before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) pursuant to 10 Del. C §349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”), if such Dispute is eligible for arbitration pursuant to the Chancery Rules and is accepted by the Delaware Court of Chancery. The Parties hereby agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 11(k), and each such Party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 11(k) and further irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue. The Parties intend that this Section 11(k) be interpreted as broadly as possible, and in favor of prompt and binding arbitration.

(ii)           The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the Parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator (as defined below). Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such Party and by the Arbitrator. The Arbitration shall take place in Delaware or such other location as the Parties and the Arbitrator may agree.

(iii)           The Arbitration shall be presided over by one arbitrator who shall be the chancellor or a vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery (the “Arbitrator”).

(iv)          The arbitral award (the “Award”) shall (A) be written or oral, (B) state the reasons for the Award, and (C) be the sole and exclusive binding remedy with respect to the Dispute between and among the Parties. The Parties hereto acknowledge that time is of the essence and the Parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the Parties. The Parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. §349(c). The Award shall be deemed an award of the United States, the relationship between the Parties shall be deemed commercial in nature, and any dispute arbitrated pursuant to this Section 11(k) shall be deemed commercial.

(v)           The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available under this Agreement in any judicial proceeding intended to resolve a Dispute, including ordering specific performance under Section 11(j) and entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award.

(vi)           Each Party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such Party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the Parties in connection with the prosecution of the Arbitration.

(vii)         Notwithstanding the provisions of this Section 11(k), each Party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (A) protect the rights or property of such Party, (B) maintain the status quo until such time as the Award is rendered or the Dispute is otherwise resolved, or (C) prevent breaches of this Agreement. By doing so, such Party does not waive any right or remedy under this Agreement.

(viii)        Each of the Parties to this Agreement (A) consents to submit itself to the personal jurisdiction of the Arbitrator, the Delaware Court of Chancery and the Federal courts located in the State of Delaware in connection with proceedings pursuant to this Section 11(k), (B) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, except in accordance with Section 11(k)(ix) below. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(h).

(ix)           Notwithstanding anything to the contrary contained herein, in the event that a Dispute is not eligible for arbitration under the Chancery Rules, each of the Parties (A) submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware and the County of New Castle (each, a “Delaware Court”) in any Dispute arising out of or relating to this Agreement, (B) agrees that all claims in respect of any such Action may be heard and determined by any Delaware Court, and (C) each Party also agrees not to bring any Action arising out of or relating to this Agreement in any court other than a Delaware Court; provided that, to the extent permitted by Applicable Law, the Parties agree that any such Dispute shall be heard and determined by the Complex Commercial Litigation Division of the Superior Court for the County of New Castle. Each of the Parties waives any defense asserting that any Action interpreting or enforcing this Agreement may not be brought or is not maintainable in such Delaware Court and waives any bond, surety, or other security that might be required of any other Party with respect thereto; provided, that the foregoing shall not prevent or in any way restrict the Parties from seeking to compel arbitration pursuant to this Section 11(k).

(l)            Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m)           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, such holding and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(n)           Expenses. Except as otherwise expressly specified in this Agreement or the Ancillary Agreements, Buyer and Sellers will each bear its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(o)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. When reference is made in this Agreement to an Article, a Section, a clause, an Exhibit, an Annex or a Schedule, that reference is to an Article, a Section or a clause of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” References to any section of any statute, listing rule, rule, standard, regulation or other Law will be deemed to include any successor to such section. References to “$” or “dollars” are references to United States Dollars. Any document, list or other item shall be deemed to have been “made available” to Buyer for all purposes of this Agreement only if such document, list or other item was posted before the date hereof in the electronic dataroom established by Sellers in connection with the negotiation of this Agreement and the transactions contemplated hereby. Any reference to “the date hereof” or “the date of this Agreement” shall refer to the date of the Original Agreement and not to the Amendment and Restatement Date unless the context otherwise requires.

(p)           Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Attachments, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q)           WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11(q).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HC2 Holdings, Inc.	Continental General Corporation

By:	By:

Title:	Title:

Great American Financial Resources, Inc.

By:

Title: